Execution Version
EQUITY AND ASSET PURCHASE AGREEMENT
by and among
ATLANTIC ENERGY HOLDINGS LLC,
as Seller
NEW FORTRESS ENERGY INC.,
as Parent
and
EXCELERATE ENERGY LIMITED PARTNERSHIP
as Purchaser
_________________
Dated as of March 26, 2025

TABLE OF CONTENTS
Page
Section 1.1    Defined Terms    1
Section 1.2    Other Definitions    17
ARTICLE II THE SALE    19
Section 2.1    Sale and Purchase of Interests and Transferred Assets    19
Section 2.2    Purchase Price    19
Section 2.3    Closing    19
Section 2.4    Closing Statement    21
Section 2.5    Post-Closing Statements    22
Section 2.6    Reconciliation of Initial Closing Statement    22
Section 2.7    Post-Closing Adjustment    24
Section 2.8    Allocation of Purchase Price    25
Section 2.9    Withholding Taxes    26
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER    26
Section 3.1    Organization and Qualification    26
Section 3.2    Authority    27
Section 3.3    No Conflicts    27
Section 3.4    Ownership; Title    28
Section 3.5    Litigation    28
Section 3.6    Broker’s Fee    28
Section 3.7    No Additional Representation or Warranties    28
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED ENTITIES AND THE BUSINESS    29
Section 4.1    Organization of the Transferred Entities    29
Section 4.2    Capitalization of the Transferred Entities    30
Section 4.3    Financial Statements    30
Section 4.4    Undisclosed Liabilities    31
Section 4.5    Litigation and Proceedings    32
Section 4.6    Legal Compliance    32
Section 4.7    Contracts; No Defaults    32
Section 4.8    Transferred Entity Benefit Plans    35
Section 4.9    Employees; Labor Matters    37
Section 4.10    Taxes    38
Section 4.11    Sufficiency of Assets    40
Section 4.12    Insurance    40
Section 4.13    Licenses, Permits and Authorizations    41
Section 4.14    Real Property    41
Section 4.15    Intellectual Property    42
Section 4.16    Information Technology; Data Security    43
    i

Section 4.17    Data Privacy    43
Section 4.18    Absence of Changes    43
Section 4.19    Affiliate Matters    44
Section 4.20    Brokers’ Fees    44
Section 4.21    Environmental Matters    44
Section 4.22    Anti-Corruption    45
Section 4.23    International Trade Laws    46
Section 4.24    Banks; Power of Attorney    46
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER    47
Section 5.1    Organization and Qualification    47
Section 5.2    Authority    47
Section 5.3    No Conflicts    48
Section 5.4    Litigation    48
Section 5.5    Broker’s Fee    48
Section 5.6    Financing    48
Section 5.7    Investment Decision    50
Section 5.8    Independent Investigation    50
Section 5.9    No Other Representations or Warranties; No Reliance    51
Section 5.10    No Additional Representation or Warranties    51
ARTICLE VI COVENANTS OF THE PARTIES    51
Section 6.1    Access to Books and Records    51
Section 6.2    Confidentiality    54
Section 6.3    Required Actions    55
Section 6.4    Conduct of Business    56
Section 6.5    Consents; Shared Contracts    59
Section 6.6    Public Announcements    62
Section 6.7    Intercompany Accounts; Cash    62
Section 6.8    Termination of Intercompany and Related Party Arrangements    62
Section 6.9    Insurance    63
Section 6.10    Reserved.    64
Section 6.11    Litigation Support    64
Section 6.12    Misdirected Payments; Further Assurances    64
Section 6.13    Use of Seller Names; License    65
Section 6.14    Use of Transferred Marks; License    67
Section 6.15    Release    68
Section 6.16    Pre-Closing Transactions    68
Section 6.17    R&W Insurance    69
Section 6.18    Financing    69
Section 6.19    Financing Cooperation    72
Section 6.20    Credit Support Obligations    75
Section 6.21    Seller Debt Facilities Release; Payoff    76
Section 6.22    Companies Act    76

Section 6.23    Data Room    76
Section 6.24    Non-Competition; Non-Solicitation    77
Section 6.25    Exclusivity    78
Section 6.26    Casualty    79
ARTICLE VII EMPLOYEE MATTERS COVENANTS    79
Section 7.1    Terms and Conditions of Employment    79
Section 7.2    Service Credit    80
Section 7.3    Accrued Vacation and Paid Time Off    80
Section 7.4    Health and Welfare Coverages    80
Section 7.5    Bonus Treatment    80
Section 7.6    Seller Benefit Plans; Transferred Entity Benefit Plans    81
Section 7.7    No Third-Party Beneficiaries    81
Section 7.8    Employment    81
Section 7.9    Communications    81
ARTICLE VIII TAX MATTERS    82
Section 8.1    Tax Returns    82
Section 8.2    Cooperation    84
Section 8.3    Transfer Taxes    84
Section 8.4    Tax Treatment of Payments    84
Section 8.5    Post-Closing Actions    84
Section 8.6    Tax Agreements    85
ARTICLE IX CONDITIONS TO OBLIGATIONS TO CLOSE    85
Section 9.1    Conditions to Obligation of Each Party to Close    85
Section 9.2    Conditions to Purchaser’s Obligation to Close    85
Section 9.3    Conditions to Seller’s Obligation to Close    87
ARTICLE X TERMINATION    87
Section 10.1    Termination    87
Section 10.2    Notice of Termination    88
Section 10.3    Effect of Termination    88
Section 10.4    Expense Reimbursement.    89
Section 10.5    Extension; Waiver    89
ARTICLE XI INDEMNIFICATION    89
Section 11.1    Survival    89
Section 11.2    Indemnity by Seller    89
Section 11.3    Indemnity by Purchaser    90
Section 11.4    Limitation on Indemnity    90
Section 11.5    Notification of Claims    91
Section 11.6    Mitigation    93
Section 11.7    Exclusive Remedy    93

Section 11.8    Tax Treatment of Payments    93
ARTICLE XII GENERAL PROVISIONS    93
Section 12.1    Interpretation    93
Section 12.2    Headings; Definitions    94
Section 12.3    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial    94
Section 12.4    Entire Agreement    96
Section 12.5    No Third-Party Beneficiaries    96
Section 12.6    Expenses    97
Section 12.7    Notices    97
Section 12.8    Successors and Assigns    98
Section 12.9    Amendments and Waivers    98
Section 12.10    Severability    99
Section 12.11    Specific Performance    99
Section 12.12    Privilege    99
Section 12.13    Counterparts    100
Section 12.14    Exculpation of Financing Sources    100
Section 12.15    Guarantee    101

Exhibits
Exhibit A:    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B:     Form of Transition Services Agreement
Exhibit C:    Escrow Agreement

Schedules
Schedule I:    Transferred Entities
Seller Disclosure Schedule

EQUITY AND ASSET PURCHASE AGREEMENT
This EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 26, 2025, is by and between Atlantic Energy Holdings LLC, a Delaware limited liability company (“Seller”), New Fortress Energy Inc. a Delaware corporation (“Parent”) and Excelerate Energy Limited Partnership, a Delaware limited partnership (“Purchaser”). Seller and Purchaser are referred to in this Agreement from time to time each as a “party” and collectively, as the “parties.”
RECITALS
WHEREAS, Jamaica Holdings LLC, a Delaware limited liability company and a wholly owned Subsidiary of Seller (the “Company”), and certain other Subsidiaries of Seller are engaged, directly or indirectly, in the Business (as defined below);
WHEREAS, Seller, the Transferred Entities and the other members of Seller Group shall carry out the Pre-Closing Transactions (as defined below) prior to the Closing;
WHEREAS, following consummation of the Pre-Closing Transactions, certain assets of Seller and/or its Subsidiaries (including certain Contracts) will be transferred to the Company or one or more of its Subsidiaries;
WHEREAS, following the consummation of the Pre-Closing Transactions, Seller desires to sell, assign, transfer, deliver and convey to Purchaser, and Purchaser desires to purchase all of the rights, title and interest of the Company (the “Interests”) and the Transferred Assets, and assume all of the Assumed Liabilities, in each case, for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
Article I

DEFINITIONS; INTERPRETATION
Section 1.1Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:
“Accounting Principles” shall mean GAAP, consistently applied.
“Action” shall mean any judicial or administrative claim, action, suit, arbitration, litigation, audit, investigation, examination, inquiry, complaint, mediation or similar proceeding by or before any Governmental Entity.

“Adjustment Escrow Amount” means $4,000,000.
“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, no Person that is not a controlled Affiliate of Parent shall be considered Affiliates of Seller or the Transferred Entities hereunder; provided, further, that from and after the Closing (a) none of the Transferred Entities shall be considered an Affiliate of Seller or any of Seller’s Affiliates and (b) neither Seller nor any of Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity.
“Ancillary Agreements” shall mean the Transition Services Agreement, the Assignment and Assumption Agreement, the Pre-Closing Transaction Documents, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.
“Anti-Corruption Laws” means all applicable Laws, regulations or orders of any Governmental Entity relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, authorization, acceptance or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, foreign government employee, commercial entity or anyone to obtain or retain business improperly or for other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), the UK Bribery Act of 2010, the U.S. Foreign Extortion Prevention Act, and all local, national and international Laws prohibiting such conduct or enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Assignment and Assumption Agreement” shall mean the Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit A hereto, with such changes as may be mutually agreed upon between the parties hereto.
“Assumed Liabilities” shall mean all Liabilities of the Transferred Entities, other than any Retained Liabilities.
“Benefit Plan” shall mean each employee compensation or benefits plan, policy, program, agreement or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan, fringe benefits or health and welfare plan, but excluding any Governmental Plan.
“Business” shall mean the business of conducting the (i) LNG storage and regasification facility at the Port of Montego Bay, Jamaica, (ii) marine LNG storage and regasification facility in Old Harbour, Jamaica, (iii) dual-fired combined heat and power facility in Clarendon, Jamaica (iv) the LNG Vessels’ operations in Jamaica, (v) bunkering services conducted in Jamaica (whether onshore or offshore), and (vi) any other business conducted by the Seller Group or the Transferred Entities, in each case, in Jamaica (whether onshore or offshore) in the twelve (12) months prior to the Closing.
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, or the City of Kingston, Jamaica, are required or authorized by Law to be closed.

“Business Employee” shall mean (a) an individual employed by a Transferred Entity as of immediately prior to the Closing, including those employees transferred into a Transferred Entity in accordance with the terms of this Agreement, (b) any individual employed by the Seller Group as of the date of this Agreement (other than a Transferred Entity) and who provides services primarily to the Business, or (c) any individual hired by the Seller Group on or after the date of this Agreement, in accordance with the terms of this Agreement, to provide services primarily to the Business.
“Business Intellectual Property” shall mean (a) all Marks, Internet Properties, and Copyrights and Trade Secrets that are owned by any of the Transferred Entities, and (b) the Intellectual Property owned by Seller or a member of the Seller Group that is Related to the Business. For the sake of clarity, “Business Intellectual Property” shall not include the Seller Names or any Intellectual Property not included in the foregoing clauses (a) through (b).
“Business Material Adverse Effect” shall mean any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) results of operations, assets or liabilities of the Business, taken as a whole; provided that no such event, change, development, occurrence, circumstance or effect resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, or in respect of or as a result of any political elections), (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities (including acts of sabotage or cyberterrorism) involving the United States, Jamaica or any other Governmental Entity or the declaration by the United States, Jamaica or any other Governmental Entity, of a national emergency or war, (d) any natural or manmade disasters or other acts of God, (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), (f) the failure of the financial or operating performance of the Business to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided, further, that this clause (f) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets), (g) the execution, announcement, pendency or consummation of this Agreement (including the identity of Purchaser or any of its Affiliates) (other than, solely in the case of clause (g), in connection with any representation and warranty set forth in Section 3.3(b) for the purposes of determining whether the condition set forth in Section 9.2(a) has been satisfied) and (h) changes in Laws, IFRS or GAAP first introduced after the date hereof, except, in the case of the foregoing clauses (a) through (e), to the extent that the Business, taken as a whole, is disproportionately and adversely affected thereby relative to other Persons operating in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).
“Calculation Time” shall mean 11:59 p.m. (local time) in Jamaica on the day immediately prior to the Closing Date (other than with respect to Taxes, for which the Calculation Time shall be the end of the day on the Closing Date).

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash and cash equivalents of the Transferred Entities, calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be (a) increased by any deposits of cash in transit, but only to the extent a corresponding receivable has not been included for purposes of measuring Working Capital, in each case, as of such time of determination and (b) reduced (i) by any issued but uncleared checks or wire transfers, but only to the extent a corresponding payable has not been included for purposes of measuring Working Capital, (ii) any Restricted Cash, and (iii) any cash used or paid by the Transferred Entities on or following the Calculation Time and on or prior to the Closing (x) in a manner that would reduce or discharge liabilities or obligations of the Transferred Entities including those that would be Indebtedness or Transaction Expenses of the Transferred Entities if such liabilities or obligations remained outstanding as of the Closing, and (y) to Seller or any member of the Seller Group, or any of their respective Affiliates, including any distribution or dividends.
“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.
“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of immediately prior to the Closing.
“Closing LNG and Fuel Inventory Value” shall mean the LNG and Fuel Inventory Value as of the Calculation Time.
“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid by a Transferred Entity as of immediately prior to the Closing.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall mean a collective bargaining agreement, works council agreement or other Contract with any labor union, labor organization, works council or other certified employee representative body.
“Companies Act” shall mean the Companies Act 2004 of Jamaica, as amended.
“Confidentiality Agreement” shall mean the confidentiality agreement by and between New Fortress Energy Marketing LLC and Excelerate Energy Limited Partnership, dated November 20, 2024.
“Contract” shall mean any oral or written and legally binding lease, contract, license, arrangement, option, instrument or other agreement, whether express or implied, other than any Permit.
“control” shall mean, as to any Person, the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“Credit Support Obligations” shall mean any letters of credit, guarantees, surety bonds and other credit support instruments issued, or procured, by Seller, or by any of Seller’s Affiliates on behalf of and primarily for the benefit of, the Transferred Entities or the Transferred Assets, each of which are set forth on Section 6.20 of the Seller Disclosure Schedule.

“Data Protection Law” shall mean applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including the Data Protection Act, 2020, Jamaica, the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.
“Environmental Law” shall mean any Law, existing and as in effect on the Closing Date, relating to pollution, contamination, protection of the environment, the preservation and restoration of environmental quality, the protection of natural resources, wildlife or environmentally sensitive areas, and any matters relating to emissions, discharges, the remediation of contamination, the manufacture, generation, processing, handling, treatment, use, storage, transportation, distribution, disposal, or Release of Hazardous Material into the environment, air, surface water, groundwater, soil, land surface or subsurface strata, buildings, facilities, or real property; provided, however, that “Environmental Law” shall not include any Law relating to worker health or safety matters, in each case except to the extent related to human exposure to Hazardous Material.
“Environmental Permit” shall mean any Permits, compliance approvals, agreements, exemptions, waivers, or certificates required by any Environmental Law.
“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).
“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.
“Escrow Agreement” shall mean the Escrow Agreement, dated as of the Closing Date, by and between Seller, Purchaser and the Escrow Agent, substantially in the form of Exhibit C hereto, with such changes as may be mutually agreed upon by the parties thereto.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Asset” shall mean any payment or monetary damages and fees awarded to a Transferred Entity under an Excluded Matter, net of any withholding taxes due upon transfer of such asset to the Seller (or its Affiliate).
“Excluded Matters” shall mean the matters set forth on Section 1.1(h) of the Seller Disclosure Schedule.
“Financing Sources” means the Persons (including the parties to the Financing Letters) that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees, partners, attorneys, advisors, agents and representatives involved in the Financing and their successors and assigns.

“Fraud” shall mean, an actual and intentional fraud in the making of any representations and warranties set forth in Articles III, IV and V (as applicable) in this Agreement; provided, that such actual and intentional fraud shall only be deemed to exist if at the time the representation or warranty was made (a) such representation or warranty was inaccurate, (b) with actual knowledge, without any duty of inquiry or investigation (and without any imputed or constructive knowledge), of the inaccuracy of such representation or warranty, (c) with the intent to deceive and (d) the other party acted in reliance on such representation and warranty and suffered damage; provided, further, that “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on constructive knowledge, negligence, recklessness or any similar theory.
“Fuel” shall mean automotive diesel oil of any grade utilized by a Transferred Entity as a back-up to LNG in the Ordinary Course of Business for such Transferred Entity’s operations in Jamaica.
“GAAP” shall mean generally accepted accounting principles in the United States in effect on the date hereof.
“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, health organization, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing.
“Government Official” means any officer or employee of a Governmental Entity or any Person acting in an official capacity for or on behalf of any such government or department, agency, instrumentality, public international organization, sovereign wealth fund, or any political party, party official, or candidate thereof.
“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or required to be maintained by Seller or any of its respective Affiliates under applicable Law, as to which (a) Seller or any of its Subsidiaries is obligated to contribute with respect to any Business Employee or (b) any Transferred Entity is obligated to contribute or has any other liability or obligation (whether actual or contingent).
“Hazardous Material” shall mean any contaminant, pollutant, toxic, hazardous or dangerous chemical or substances, materials, wastes constituents, compounds, chemicals, natural or man-made elements (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, per and polyfluoroalkyl substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) listed, defined, designated or classified as a pollutant or contaminant or as hazardous, toxic or radioactive, or that are otherwise regulated, or as to which Liability may be imposed, under any applicable Environmental Laws.
“IFRS” shall mean International Financial Reporting Standards.
“Indebtedness” shall mean, without duplication, with respect to the Transferred Entities, the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due solely as a result of the consummation of the transactions contemplated by this Agreement), in each case, by a Transferred Entity in respect of: (i) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes, debentures or other similar instruments; (ii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the applicable Transferred Entities); (iii) any obligations in respect of letters of credit, surety bonds or bank guarantees, in each case, solely to the extent funds have been drawn and are payable thereunder; (iv) all obligations under leases that are required to be reflected as a capital lease obligation under GAAP; (v) any amounts for the deferred purchase price of goods and services, including the maximum potential amount payable with respect to seller notes, earn-outs, post-closing true-up obligations, deferred purchase price or similar contingent payment arrangements, in each case, relating to prior acquisitions, whether or not matured; (vi) unpaid management fees, unpaid dividends, unpaid board of director fees or other amounts owed to Seller or any member of the Seller Group (or any Affiliate thereof); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement; (viii) Pre-Closing Income Taxes; (ix) any Liabilities with respect to unfunded or underfunded retirement or pension benefits, unfunded or underfunded post-employment benefits (including health and welfare retiree benefits), accrued but unpaid severance or redundancy obligations, and accrued but unpaid Bonuses, and a pro-rata portion of any Bonuses in respect of any performance period that has commenced as of the Closing Date (pro rated for the portion of such performance period that has elapsed as of the Closing Date), in each case, plus the employer portion of any employment, payroll or similar Taxes due thereon; (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons (other than other Transferred Entities) for the payment of which the Transferred Entities are responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, provided that such obligations are monetary or payment obligations that are quantifiable; and (xi) all outstanding settlement payments owed by a Transferred Entity pursuant to the ICC/TSK Matter that are unpaid as of Closing; provided, however, (i) intercompany accounts between or among any of the Transferred Entities and (ii) intercompany accounts listed on Section 6.7 of the Seller Disclosure Schedule, in each case, shall not constitute Indebtedness.
“Indemnity Escrow Amount” shall mean the amount set forth on Section 1.1(b) of the Seller Disclosure Schedule.
“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, including any interest or other amounts earned thereon.
“Intellectual Property” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) patents and patent applications, statutory invention registrations, or similar rights in inventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof (“Marks”), (c) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship (“Copyrights”), and (e) trade secrets and other rights in “know-how” that derive independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).
“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.

“Involuntary Termination” shall mean any termination of a Transferred Business Employee’s employment that does not result from (a) a voluntary resignation by such Transferred Business Employee for any reason, (b) such Transferred Business Employee’s death or Disability or (c) Cause. As used herein, “Disability” shall have the definition set forth in the long-term disability plan in which such Transferred Business Employee participates (or, if the Transferred Business Employee does not participate in any long-term disability plan, as determined under the long-term disability plan maintained by Seller or its Affiliate for similarly situated employees, as if the Transferred Business Employee participated in such plan). “Cause” shall exist in the event of a Transferred Business Employee’s (i) willful misconduct, gross negligence, or violation of any applicable law or Company policy in the performance of duties for the Transferred Entities, or (ii) embezzlement or other misappropriation of funds or assets of the Transferred Entities.
“IRS” shall mean the U.S. Internal Revenue Service, and any successor agency.
“IT Assets” shall mean all information technology and computer systems owned by any of the Transferred Entities.
“Jamalco Bonds” shall mean the 6.5% bonds issued by NFE South Power Holdings Limited pursuant to that certain Trust Deed, dated January 14, 2022, between NFE South Power Holdings Limited (as issuer) and JCSD Trustee Services Limited (as trustee).
“Jamalco Debt” means the Jamalco Bonds and the Jamalco Loan.
“Jamalco Loan” shall mean Syndicated Loan Agreement, dated as of May 16, 2022, between First Citizens Bank Limited, as lender, JCSD Trustee Services Limited, as security agent, and NFE South Power Holdings Limited, as borrower.
“Knowledge of Purchaser” shall mean the actual knowledge of the chief financial officer and chief compliance officer of the Purchaser as of the date hereof, after reasonable due inquiry.
“Knowledge of Seller” shall mean the actual knowledge of the Persons listed on Section 1.1(d) of the Seller Disclosure Schedule after reasonable due inquiry.
“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance or rule promulgated by any Governmental Entity or any Order (including, for the avoidance of doubt, the Laws of Jamaica).
“Liability” shall mean all indebtedness, duties, guarantees, obligations, commitments and other liabilities of any kind, whether, direct or indirect, accrued or not accrued, matured or unmatured, absolute, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, liquidated or unliquidated, including any fines, penalties, losses, costs, interest, charges, expenses, damages, claims, demands, assessments, deficiencies, judgments, awards or settlements, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and regardless of whether any of the foregoing indebtedness, duties, guarantees, obligations commitments or other liabilities would be required to be disclosed by the Accounting Principles to be reflected in financial statements or disclosed in the notes thereto.
“Liens” shall mean all liens, pledges, claims, mortgages, options, pledges, charges, security interests, deed of trusts, rights of first refusal or offer or any kind of restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) or other similar encumbrances.

“LNG” shall mean liquefied natural gas, which is natural gas that has been cooled to a liquid state at or below its boiling point and at or near atmospheric pressure.
“LNG and Fuel Inventory” shall mean all LNG and Fuel that is, at the relevant time, owned by a Transferred Entity and stored (a) aboard one of the LNG Vessels, (b) in any storage tanks, pipelines, loading/unloading systems or fuel systems forming part of a LNG Vessel, or (c) in any containers owned by a Transferred Entity located in Jamaica. LNG and Fuel Inventory does not include (i) LNG that has reverted to gaseous state at the relevant time or (ii) volumes of LNG and Fuel for which complete payment has not been delivered to the applicable counterparty pursuant to and in accordance with the relevant agreement under which such LNG and/or Fuel was supplied.
“LNG and Fuel Inventory Value” shall mean the aggregate value of all LNG and Fuel Inventory, as determined in accordance with valuation methodology set forth on Section 1.1(g) of the Seller Disclosure Schedule.
“LNG Vessels” shall mean the entities on Section 1.1(j) of the Seller Disclosure Schedule.
“Loss” shall mean any damage, Liability, demand, claim, action, penalty, award, judgment, fine, Tax or other out-of-pocket expense of or against such Person; provided that “Loss” shall not include (a) loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity, or any consequential, indirect, incidental or similar damages or (b) any punitive or exemplary damages, except and solely with respect to this clause (b) to the extent payable to a third party.
“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree by a Governmental Entity.
“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice of the Seller Group or the Transferred Entities (as the context requires).
“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, certificate of formation, articles of organization, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.
“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or Orders of, or filings with, or other authorizations issued by (and all pending applications for) any Governmental Entity and all amendments, modifications and renewals thereof.
“Permitted Liens” shall mean (a) landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable, (c) Liens disclosed, reflected or reserved for in the Financial Statements, (d) defects or imperfections of title or other Liens not materially interfering with the ordinary use of the affected asset that do not secure liabilities in excess of $500,000, (e) Liens that would be shown by current title reports or commitments for title insurance policies, and any easements, caveats, covenants, rights-of-way, restrictions of record and other similar encumbrances that do not materially interfere with the operation of the Business, (f) zoning, building and other similar restrictions, or any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased

Real Property, (g) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (h) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property and that do not attach to the Transferred Entities’ rights, title and interests in, to and under such Business Leased Real Property, (i) non-exclusive licenses or other similar non-exclusive rights granted in respect of Intellectual Property in the Ordinary Course of Business, (j) Liens that will be released at or prior to Closing and (k) Liens set forth on Section 1.1(i) of the Seller Disclosure Schedule arising under Business Material Contracts.
“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.
“Personal Data” shall mean any information about an identifiable natural person that identifies, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.
“Pre-Closing Income Taxes” shall mean, without duplication, and solely to the extent not paid prior to Closing, any and all (i) income Taxes of, payable by, or with respect to the Business, the Transferred Entities or the Transferred Assets for any Pre-Closing Tax Period that are either (A) reported, or required to be reported, on a Tax Return that is first due, including extensions, after the date hereof (filed or determined in accordance with the requirements of Section 6.4(a)(xvii), Section 8.1(a), and Section 8.1(b), as applicable) or (B) reported on a Tax Return that was filed prior to Closing, in each case, without duplication and (ii) all income Taxes that arise out of the Pre-Closing Transaction.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the pre-closing portion of any Straddle Period.
“Pre-Closing Transaction Documents” means the documents set forth on Section 6.16 of the Seller Disclosure Schedule and such further certificates, agreements and other documents Seller and Purchaser mutually agree are required to consummate the Pre-Closing Transactions.
“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives.
“Purchaser Material Adverse Effect” shall mean any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Purchaser to consummate the Sale in accordance with the terms of this Agreement.
“R&W Insurance Policy” shall mean the buyer-side representation and warranty liability insurance policy (including all such primary and excess policies) obtained by Purchaser and conditionally bound in connection with this Agreement. A true and correct copy of the conditional binder for any such policy or policies, together with the agreed form of policy, shall be provided to Seller.
“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Related Parties” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any other Person who holds, individually or together with any Affiliate of such other Person, more than 5% of the outstanding voting equity or ownership interests of such specified Person.
“Related to the Business” means (a) used primarily in or (b) arising, directly or indirectly, primarily out of, the operation or conduct of, the Business as conducted by the Seller Group and the Transferred Entities.
“Release” shall mean any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Material.
“Representatives” of a Person shall mean such Person and its and their respective officers, directors, principals, employees, financial advisors, attorneys, accountants, consultants, agents, auditors, bankers and other advisors and representatives.
“Required Approvals” shall mean each of the Regulatory Approvals set forth on Section 1.1(e) of the Seller Disclosure Schedule.
“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Transferred Entities because it is subject to restrictions or limitations on use or distribution either by contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.
“Retained Businesses” shall mean, collectively, the businesses of the Seller Group and its Affiliates (other than the Business).
“Retained Liabilities” shall mean (i) all Liabilities to the extent resulting from, arising out of or relating to the Retained Businesses or any present or former businesses conducted by Seller and its Affiliates (other than the Business), (ii) all Liabilities expressly retained by Seller or any of its Affiliates pursuant to Section 7.5(b) (Employee Matters), (iii) all Liabilities arising under Seller portion of Shared Contracts, (iv) all Liabilities with respect to any current or former employee of the Seller Group or any Transferred Entity that are not Related to the Business, (v) any and all Tax Liabilities that Seller and its Affiliates are responsible for in accordance with Section 8.1 or Section 8.3, (vi) any costs or expenses of the Seller Group incurred in connection with the process, negotiation and execution of the transactions contemplated hereby (or any prior sale process), (vii) all Liabilities of Seller and its Affiliates (including the Transferred Entities) arising out of or related to the Pre-Closing Transactions, (viii) all Liabilities to the extent resulting from, arising out of or relating to the Excluded Matters, (ix) any Liability of Seller or the Seller Group, (x) any Liability of Seller or the Seller Group arising from or related to any violation or noncompliance of any Anti-Corruption Law, and (xi) any Liability described on Section 1.1(f) of the Disclosure Schedules. For the avoidance of doubt, any amounts included in the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing LNG and Fuel Inventory Value and the Closing Transaction Expenses Amount shall not constitute “Retained Liabilities” under this Agreement.
“Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.
“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Debt Facilities” shall mean, collectively, (a) Credit Agreement, dated as of April 15, 2021, as amended and supplemented from time to time, by and among the Company, as the borrower, the guarantors from time to time party thereto, the several lenders and issuing banks from time to time party thereto, and MUFG Bank Ltd., as administrative agent and collateral agent, (b) Credit Agreement, dated as of July 19, 2024, as amended and supplemented from time to time, by and among the Company, as the borrower, the guarantors from time to time party thereto, the several lenders from time to time party thereto, and Morgan Stanley Senior Funding Inc., as administrative agent and collateral agent, (c) Credit Agreement, dated as of October 30, 2023, as amended and supplemented from time to time, by and among the Company, as the borrower, the guarantors from time to time party thereto, the several lenders from time to time party thereto, and Morgan Stanley Senior Funding Inc., as administrative agent and collateral agent, (d) Indenture, dated as of April 12, 2021, as amended and supplemented from time to time, by and among the Company, as issuer, the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee and as notes collateral agent, (e) Indenture, dated as of March 8, 2024, as amended and supplemented from time to time, by and among New Fortress Energy Inc., the guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent, (f) Indenture, dated as of November 22, 2024, as amended and supplemented from time to time, by and among NFE Financing LLC, as issuer, the guarantors from time to time party thereto, and Wilmington Savings Fund Society, FSB, as trustee and (g) Uncommitted Letter of Credit and Reimbursement Agreement, dated as of July 16, 2021, by and among the Company, as borrower, each of the guarantors party thereto, the lenders and issuing banks party thereto and Natixis, New York Branch, as administrative agent and as collateral agent.
“Seller Group” shall mean collectively, Seller and its Subsidiaries (other than any Transferred Entity).
“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates and its and their respective Representatives.

“Seller Material Adverse Effect” shall mean any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Seller or its Affiliates to (x) perform its obligations under this Agreement or any Ancillary Agreement or (y) consummate the Sale in accordance with the terms of this Agreement.
“Seller SEC Filings” shall mean registration statements, reports and proxy statements filed with or furnished to the SEC by Seller since January 1, 2023 and prior to the date of this Agreement, in each case, including all Exhibits and Schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date of this Agreement.
“Shared Contract” shall mean any Contract pursuant to which a third party that is not an Affiliate of Seller provides or receives services or benefits in respect of both (a) the Business (or any Transferred Entity) and (b) the Retained Businesses (or any member of the Seller Group), including the Contracts set forth on Section 6.5(c) of the Seller Disclosure Schedule.
“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person (or a Subsidiary thereof) is a general partner or managing member.
“Target Net Working Capital” means $50,000,000.
“Tax” shall mean (i) any tax (including any income tax, gross receipts tax, capital gains tax, value-added tax, sales tax, good and services tax, use tax, real, personal or intangible property tax, business tax, payroll tax, employment tax, social security (or similar) tax, unemployment tax, production or severance tax, withholding tax, gift tax, estate tax, franchise tax, net worth tax, excise tax, stamp duty, transfer tax, customs duties, importation tax, general and specific consumption taxes, standard compliance fees, environmental levy, customs administration fee, worker’s compensation, disability, windfall profits, and business occupancy tax) imposed, assessed or collected by or under the authority of any Governmental Entity (including any penalty, interest or addition thereto) (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, tax receivable or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity with respect to any Tax.
“Transaction Expenses” shall mean, without duplication, the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid by, any Transferred Entity or any Person that any Transferred Entity pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Business, the Transferred Entities and the Transferred Assets or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including: (a) transaction, change of control, retention, success or similar bonuses or severance payable to any Person in connection with the consummation of the transactions contemplated hereby, together with the aggregate amount of the employer’s share of employment, payroll, or similar taxes due thereon (calculated as if such amounts were payable at the Closing Date); provided, however, any amounts payable upon or as a result of a termination of any employee after the Closing or any action taken or initiated by or at the direction of Purchaser after the Closing shall not be a Transaction Expense hereunder; (b) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller or its Affiliates in connection with such transactions); (c) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Entities or third parties on behalf of Seller, its Affiliates or the Transferred Entities in connection with the transactions contemplated hereby; (d) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated hereby; (e) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (f) 50% of any Transfer Taxes (other than Transfer Taxes described in clause (g) below); and (g) 100% of Transfer Taxes arising from the Pre-Closing Transactions; and (h) any “D&O tail” fees. No fees, expenses, costs or other liabilities associated with a specific obligation of Purchaser under Section 6.18 (Financing), Section 6.19 (Financing Cooperation) and Section 6.20 (Credit Support Obligations), shall be treated as Transaction Expenses.
“Transferred Asset” shall mean the assets of the Transferred Entities and all assets of Seller and its Affiliates that are not Transferred Entities that are Related to the Business, but expressly excluding the Excluded Assets.
“Transferred Books and Records” shall mean (a) all books and records, files and papers (including Tax returns, regulatory filings), whether in hard copy or computer format, to the extent Related to the Business (excluding any personnel or employment-related records with respect to employees not employed by a Transferred Entity) or that are required to be transferred in connection with the Sale under applicable Law and (b) manuals and data, sales, promotional and purchase correspondence, literature and other related materials, invoices, lists, records and other information pertaining to accounts, vendors, suppliers, licensors, customers and Transferred Business Employees, in each case to the extent Related to the Business and in the possession or control of Seller, its Affiliates or any Transferred Entity.
“Transferred Business Employee” shall mean each individual employed by a Transferred Entity as of immediately prior to the Closing and each individual listed on Section 7.8 of the Seller Disclosure Schedule, provided such individual accepts the offer of employment with Purchaser or its Affiliate as set forth in Section 7.8.
“Transferred Entity” shall mean the entities set forth on Schedule I hereto.
“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, (a) is sponsored or maintained by one or more Transferred Entities, (b) primarily covers Transferred Business Employees or in which any Transferred Business Employees participate, (c) is solely contributed to by one or more Transferred Entities or (d) under which any Transferred Entity has any liability or obligation (whether actual or contingent).
“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit B hereto, with such changes as may be mutually agreed upon between the parties hereto.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.
“Willful Breach” means an intentional act or an intentional failure to act, in each case, taken with the intent to breach this Agreement that constitutes, either individually or with any such other act or failure to act, a material breach of any agreement, covenant or obligation contained in this Agreement.
“Working Capital” shall mean (without inclusion of any amounts included in the Closing Cash Amount, the Closing Indebtedness Amount, the Closing LNG and Fuel Inventory Value and the Closing Transaction Expenses Amount): (a) the current assets of the Transferred Entities (including non-income Tax assets), less (b) the current liabilities of the Transferred Entities (including non-income Tax liabilities), in each case determined as of the Calculation Time and in accordance with the Accounting Principles; provided, that Working Capital shall not include deferred Tax assets, deferred Tax liabilities, or the accounts receivable that are Excluded Assets.
“Working Capital Adjustment Amount” shall mean an amount (which may be positive or negative) equal to (a) Working Capital minus (b) the Target Net Working Capital.
Section 1.2Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
Access Exceptions	6.1(a)
Agreement	Preamble
Alternate Debt Financing	6.18(d)
Bonus	7.5(a)
Bonus Payment Date	7.5(a)
Bonuses	7.5(a)
Business Financial Statements	4.3(b)
Business Leased Real Property	4.14(a)
Business Material Contract	4.7(a)
Casualty Event	6.26
Claims-Made Policies	6.9
Closing	2.1
Closing Date	2.3(a)
Closing Purchase Price	2.4
Company	Recitals
Confidential Business Information	6.2(b)
Customer	6.24(a)(iii)
Customer Contracts	4.7(c)
Data Room	12.1(a)
Debt Commitment Letters	5.6(a)
Effective Split	6.5(c)
e-mail	12.7
Enforceability Exceptions	3.2

Equity Financing	6.19(a)
Escrow Matters	11.4(d)
Escrow Matters Table	11.4(d)
Estimated Closing Statement	2.4
Expense Reimbursement Cap	10.4
Fee Letter	5.6(a)
Final Allocation	2.8
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Financial Statement Costs	6.19(d)
Financial Statements	4.3(b)
Financing	5.6(a)
Financing Letters	5.6(a)
Guaranteed Obligations	12.15
Illiquid CSOs	6.20(a)
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Independent Accounting Firm	2.6(c)
Initial Allocation	2.8
Initial Closing Statement	2.5(a)
Insurance Policies	4.12
Interests	Recitals
Interim Period	6.3(b)
Legal Restraints	9.1(b)
Liquid CSOs	6.20(a)
New Debt Commitment Letters	6.18(d)
Notice of Disagreement	2.6(a)
Occurrence-Based Policies	6.9
Outside Date	10.1(b)
Parent	Recitals
Payoff Letter	2.3(b)(i)(J)
Payoff Indebtedness	2.3(b)(ii)(C)
Post-Closing Adjustment	2.7
Pre-Closing Occurrences	6.9
Pre-Closing Tax Return	8.1(a)
Pre-Closing Transactions	6.16
Purchase Price	2.2
Purchaser	Preamble
Regulatory Approvals	6.3(a)
Release Letters	6.21
Released Claims	6.15(a)

Releasing Party	6.15(a)
Replacement Credit Support	6.20(a)
Resolution Period	2.6(b)
Restricted Business	6.24(a)(i)
Review Period	2.5(a)
Released Claims	6.15(a)
Sale	2.1
Seller	Preamble
Seller Confidential Information	6.2(b)
Seller Debt Facilities Releases	6.21
Seller Disclosure Schedule	Article III
Seller Group’s Counsel	12.12
Seller Group Insurance Policies	6.9
Seller Group Employees	6.24(b)
Seller Names	6.13(a)
Seller Related Parties	6.17
Seller Releasees	6.15(a)
Statutory Financial Statements	4.3(a)
Straddle Period Tax Returns	8.1(b)
Supplier Contracts	4.7(c)
Tax Contest	8.5
Third Party Claim	11.5(b)
Transfer Taxes	8.3
Transferred Marks	6.14(a)
Transferred Releasees	6.15(b)
Section 1.3
Article II

THE SALE
Section 2.1Sale and Purchase of Interests and Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall, or shall cause the applicable member of the Seller Group or Affiliates thereof to, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller or the applicable member of the Seller Group or Affiliates thereof, all of Seller’s (or the applicable member of the Seller Group’s or Affiliates thereof) right, title and interest in and to the Interests, free and clear of all Liens, and the Transferred Assets, free and clear of all Liens, other than Permitted Liens (collectively, the “Sale”).
Section 2.2Purchase Price. In consideration for the Interests and the Transferred Assets, (i) Purchaser shall pay to Seller an aggregate amount of cash equal to (A) $1,055,000,000, plus (B) the Working Capital Adjustment Amount, plus (C) the Closing

Cash Amount, plus (D) the Closing LNG and Fuel Inventory Value, minus (E) the Closing Indebtedness Amount, minus (F) the Closing Transaction Expense Amount, minus (G) the Adjustment Escrow Amount, minus (H) the Indemnity Escrow Amount (the “Purchase Price”), and (ii) Purchaser shall assume all of the Assumed Liabilities, in each case, in accordance with this Agreement.
Section 2.3Closing.
(a)The Closing shall take place remotely on (i) the date that is two (2) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions on the Closing Date) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser; provided, however, that Seller or Purchaser shall have the right, in reasonable consultation with the other party, to defer the Closing (but not past the Outside Date or the Extended Outside Date, as applicable) by delivering notice to the other party no later than two (2) Business Days prior to the date on which the Closing would have otherwise occurred until, with respect to the month during which the last of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, the first (1st) Business Day of the next month; provided, further, that the Closing shall not occur before the forty-fifth (45th) day after the date hereof, without the prior written consent of Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date.”
(b)At the Closing:
(i)Seller shall deliver or cause to be delivered to Purchaser:
(A)evidence of Seller’s withdrawal as a member of the Company and an updated members’ schedule to the limited liability company agreement of the Company evidencing Purchaser as the new and sole member of the Company;
(B)a duly executed counterpart to each of the Ancillary Agreements to which any member of the Seller Group or Affiliates thereof or any of the Transferred Entities is a party;
(C)a properly completed, valid and duly executed IRS Form W-9;
(D)[Reserved];
(E)[Reserved];
(F)duly executed resignations of the directors and officers of the Transferred Entities effective as of the Closing Date in the case of the directors of the Transferred Entities, and the date two days following the Closing Date, in the case of the secretary of the Transferred Entities;
(G)evidence that any notices, consents, novations or estoppel certificates required in connection with the transactions contemplated hereby in accordance with and as set forth on Section 2.3(b)(i)(G) of the Seller Disclosure Schedule, have been obtained;

(H)evidence, in form and substance reasonably satisfactory to Purchaser, of the termination of Contracts with the Related Parties as set forth on Section 2.3(b)(i)(H) of the Seller Disclosure Schedule;
(I)the Seller Debt Facilities Releases and the Release Letters pursuant to Section 6.21, each duly executed by each party thereto;
(J)a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to Purchaser (each such payoff letter, a “Payoff Letter”);
(K)a duly executed counterpart to the Escrow Agreement by Seller and the Escrow Agent;
(ii)Purchaser shall deliver or cause to be delivered to Seller (or, if applicable, to any Affiliate designated by Seller):
(A)by wire transfer, to an account or accounts designated by Seller (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;
(B)by wire transfer, into two separate accounts designated by the Escrow Agent prior to the Closing, immediately available funds in (i) the Adjustment Escrow Amount and (ii) the Indemnity Escrow Amount, in each case to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;
(C)on behalf of the Transferred Entities, the amount payable to each counterparty or holder of Indebtedness identified on Section 2.3(b)(ii)(C) of the Seller Disclosure Schedule (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Transferred Entities related thereto, as specified in the Payoff Letters and in accordance with this Agreement;
(D)a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party;
(E)an amount sufficient to pay the Transaction Expenses to each third party payee identified in Estimated Closing Statement for which Seller has delivered a final invoice and payment instructions (it being understood that any Bonuses or other compensatory amounts payable to employees of the Transferred Entities shall be paid through the Transferred Entities payroll system);
(F)such instruments of sale, assignment, transfer and conveyance as may be reasonably requested by Seller to effect or evidence the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser, in each case duly executed by an authorized officer of Purchaser; and
(G)a duly executed counterpart to the Escrow Agreement.
Section 2.4Closing Statement. Not less than four (4) Business Days prior to the anticipated Closing Date, Seller shall provide Purchaser with a statement that contains Seller’s good faith estimate, with reasonable detailed support, of each of (a) the Working Capital Adjustment Amount, (b) the Closing Cash Amount, (c) the Closing Indebtedness Amount, (d) the Closing Transaction Expense Amount, and (e) the Closing LNG and Fuel Inventory Value (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Seller’s determination of the Purchase Price based on such estimated amounts (the “Closing Purchase Price”) and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.2 (and the amount to be transferred to each such account). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement. The parties shall discuss in good faith any changes proposed by Purchaser to the Estimated Closing Statement prior to the Closing Date and Seller shall update the Estimated Closing Statement to reflect any such proposed changes that it agrees with. The Estimated Closing Statement, as modified and updated to reflect any changes proposed by Purchaser to which Seller agrees, shall control for purposes of all payments to be made at Closing. For the avoidance of doubt, Purchaser’s acceptance of the Estimated Closing Statement or failure to object to any item set forth in the Estimated Closing Statement shall not constitute an acknowledgement by Purchaser of the accuracy of the amounts reflected thereof and shall be without prejudice to and shall not limit or otherwise affect Purchaser’s rights and remedies under this Agreement, including Purchaser’s right to dispute the calculation of the Closing Purchase Price (or any component thereof) following the Closing.
Section 2.5Post-Closing Statements.
(a)Within one-hundred and twenty (120) days after the Closing Date (such 120-day period, the “Review Period”), Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, (iv) the Closing Transaction Expense Amount, and (v) the Closing LNG and Fuel Inventory Value, together with reasonable support and detail of Purchaser’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement. If Purchaser fails to deliver the Initial Closing Statement within the Review Period then, at the sole discretion of Seller by written notice to Purchaser within ten (10) days of the end of the Review Period, (i) the Estimated Closing Statement shall be binding upon the parties and deemed the Final Closing Statement for purposes of this Agreement or (ii) Seller may prepare the Initial Closing Statement within an additional thirty (30) days thereafter; provided that if Seller fails to deliver such written notice, the Estimated Closing Statement shall become binding. If Seller elects to prepare the Initial Closing Statement in accordance with clause (ii) of the immediately preceding sentence, Purchaser will be entitled to review and dispute such Initial Closing Statement as delivered (or deemed delivered) by Seller solely pursuant to Section 2.5(b) and Section 2.6, mutatis mutandis.
(b)Following the Closing through the earlier of (x) the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c) or (y) the date on which Notice of Disagreement is delivered, Seller and its Representatives shall be permitted to reasonably access and review the books, records and work papers of the Transferred Entities and Purchaser to the extent they are related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing LNG and Fuel Inventory Value and the Closing Transaction Expense Amount and solely for the purpose of reviewing the Initial Closing Statement, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and shall direct its accountants and other Representatives who were involved in the preparation of the Initial Closing Statement to, reasonably cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested (provided such access does not result in any material disruption of the business of Purchaser or the Transferred Entities), in each case, to the extent reasonably requested, upon reasonable prior written notice and during normal business hours.

Section 2.6Reconciliation of Initial Closing Statement.
(a)Seller shall be entitled to notify Purchaser in writing no later than thirty (30) days after Seller’s receipt of the Initial Closing Statement if Seller disagrees with the Initial Closing Statement, which notice shall describe, in reasonable detail and with detailed supporting calculations, the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such thirty (30)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such thirty (30) day period, then only such portions of the Initial Closing Statement that Seller does not specifically and expressly identify as being under dispute in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).
(b)During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the computation of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing LNG and Fuel Inventory Value and the Closing Transaction Expense Amount, as applicable, in the Initial Closing Statement that is identified in the Notice of Disagreement.
(c)If, at the end of the Resolution Period, Seller and Purchaser are unable to resolve any differences that they have with respect to the matters identified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to RSM US LLP or, if such firm is unwilling or unable to fulfill such role, (i) another firm of independent accountants in the United States of national reputation mutually acceptable to Seller and Purchaser, or (ii) if Seller and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one (1) firm of independent accountants in the United States of national reputation and those two (2) firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (RSM US LLP, the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the respective calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing LNG and Fuel Inventory Value and the Closing Transaction Expense Amount, as applicable, raised in the Notice of Disagreement and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement (absent fraud or manifest error), of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. For the avoidance of doubt, neither Seller nor Purchaser may raise any matters to the Independent Accounting Firm which are not addressed in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider events or developments first arising after the Closing, but, consistent with ASC 855, shall consider the effects of information that becomes available after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the

Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”
(d)The costs of any dispute resolution pursuant to Section 2.6(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Seller and Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Initial Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and shall direct its and their respective accountants and other Representatives who were involved in the preparation of the Estimated Closing Statement, the Initial Closing Statement or a Notice of Disagreement, to, each make available to the Independent Accounting Firm such information, books and records and work papers (subject to execution of customary access letters), as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.
(e)The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of Purchaser and Seller and their respective Affiliates for any disputes related to the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing LNG and Fuel Inventory Value, the Closing Transaction Expense Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement. For the avoidance of doubt, the parties agree that the purpose of the Working Capital Adjustment Amount is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or methodologies from those set forth in the Accounting Principles or to correct for any errors or omissions in the Financial Statements, in each case unless required by the Accounting Principles. This Section 2.6(e) shall not prohibit either party from raising an Action with respect to any breach or threatened breach of this Section 2.6 (including breach by either party of any final determination by the Independent Accounting Firm), pursuant to Section 12.3. The Accounting Principles shall be applied regardless of any breach of representation or warranty in this Agreement and regardless of any aspect of the Financial Statements that is not compliant with IFRS or GAAP, as applicable.
Section 2.7Post-Closing Adjustment.
(a)The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (i) (A) the Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (B) the Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (ii) (A) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (B) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (iii) (A) the Closing Cash Amount set forth in the Final Closing

Statement, minus (B) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (iv) (A) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (B) the Closing Transaction Expense Amount set forth in the Final Closing Statement, plus (v) (A) the Closing LNG and Fuel Inventory Value set forth in the Final Closing Statement, minus (B) the Closing LNG and Fuel Inventory Value set forth in the Estimated Closing Statement. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.”
(b)If the Post-Closing Adjustment is a positive amount, then the Closing Purchase Price shall be adjusted upwards in an amount equal to the Post-Closing Adjustment. In such event, (i) Purchaser and Seller shall deliver joint written notice to the Escrow Agent to release all funds then held in the Adjustment Escrow Fund to Seller and (ii) Purchaser shall pay the amount of the Post-Closing Adjustment to Seller.
(c)If the amount of the Post-Closing Adjustment is negative (in which case the “Post-Closing Adjustment” for purposes of this clause (c) shall be deemed to be equal to the absolute value of such amount), the Closing Purchase Price shall be adjusted downwards in an amount equal to the Post-Closing Adjustment. In such event, Purchaser and Seller shall deliver joint written notice to the Escrow Agent specifying the amount of the Post-Closing Adjustment, and shall jointly instruct the Escrow Agent to release the amount of the Post-Closing Adjustment out of the Adjustment Escrow Fund to Purchaser in accordance with the terms of the Escrow Agreement. If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to Purchaser pursuant to this clause (c), then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to Purchaser upon receipt of the joint written instruction referenced above, and, at Purchaser’s election, either (x) Seller shall pay an amount to Purchaser equal to the Post-Closing Adjustment less the Adjustment Escrow Fund or (y) Seller and Purchaser shall jointly instruct the Escrow Agent to release such deficiency from the Indemnity Escrow Fund. In the event the amount of funds in the Adjustment Escrow Fund exceeds the amount of the Post-Closing Adjustment, then the Escrow Agent, after paying the amount of the Post-Closing Adjustment to Purchaser as provided herein, shall pay the remaining funds in the Adjustment Escrow Fund to Seller.
Section 2.8Allocation of Purchase Price. As soon as reasonably practicable after the Closing Date, Purchaser shall prepare an initial allocation of the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes among the Transferred Assets and assets owned by the Transferred Entities in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Initial Allocation”). If Seller does not provide any written comments to Purchaser’s proposed Initial Allocation in writing within thirty (30) days after delivery of the Initial Allocation, the Initial Allocation proposed by Purchaser shall be deemed to be agreed to by Seller. If Seller timely provides written comments to the Initial Allocation, Seller and Purchaser shall negotiate in good faith and shall use their commercially reasonable efforts to agree upon the allocation of the Purchase Price. Any dispute that cannot be resolved through negotiations between Seller and Purchaser shall be resolved by the Independent Accounting Firm in a manner consistent with Section 2.6(c)-(d). The allocation described in this Section 2.8, as finally agreed to by Purchaser and Seller or as otherwise determined pursuant to this Section 2.8, shall be referred to as the “Final Allocation.” Neither Purchaser nor Seller shall take any position (whether in audit, Tax Returns, or otherwise or with any Governmental Entity) that is inconsistent with the Final Allocation, unless required to do so by a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law.
Section 2.9Withholding Taxes. Purchaser and the Transferred Entities (and any of Affiliate of each of the foregoing) shall be entitled to deduct and withhold from any amounts payable hereunder only those Taxes that are required to be deducted or withheld under a provision of applicable Law, and all amounts shall be treated for all purposes of this Agreement as delivered to the Person in respect of which such deduction or withholding was made. Purchaser shall use commercially reasonable efforts to notify Seller at least ten (10) Business Days prior to deducting or withholding any amounts from a payment to such Seller of its intent to deduct or withhold and shall take commercially reasonable efforts to cooperate with Seller to minimize any such deductions and withholding, unless such deduction or withholding is in respect of compensation for services or is required due to a Seller’s failure to comply with Section 2.3(b)(i)(C). Absent a change in applicable Law occurring after the date hereof, except for any deduction or withholding in respect of compensation for services or due to a Seller’s failure to comply with Section 2.3(b)(i)(C), Purchaser (or its advisors) has conducted a review of United States, Jamaican, and other applicable Law and acknowledges that no deduction or withholding is required under such Law and it does not intend to make any deduction or withholding on account of any Tax from any amount payable hereunder. In the event that withholding is required due to such a change in applicable Law, Purchaser shall promptly notify Seller of the amount to be withheld, the reason for such withholding and the applicable legal basis for such withholding and shall take commercially reasonable efforts to cooperate with Seller to minimize any such withholding.
Article III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Except as set forth in the disclosure schedule delivered to Purchaser prior to or concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, or as set forth in (or incorporated by reference in) any of the Seller SEC Filings (other than any risk factor disclosure contained in the “Risk Factors” section thereof or other cautionary, predictive or forward-looking statements therein), Seller, on behalf of itself and each other member of the Seller Group or applicable Affiliates thereof hereby represents and warrants to Purchaser, as of the date hereof, as follows:
Section 3.1Organization and Qualification. Seller, and each applicable member of the Seller Group or applicable Affiliates thereof that will, at the Closing, be a party to any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization, and Seller, and each applicable member of the Seller Group or applicable Affiliates thereof that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate or other organizational power and authority to carry on its businesses in substantially the same manner in all material respects as conducted as of the date of this Agreement and is qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except where the failure to be so qualified is not, and would not, individually or in the aggregate, reasonably be expected to be material to Seller or other member of the Seller Group or their operations, taken as a whole, or prevent or materially impair or delay Seller or other member of the Seller Group’s ability to consummate the transactions contemplated herein.
Section 3.2Authority. Seller, and each applicable member of the Seller Group or applicable Affiliates thereof that will, at the Closing, be a party to any Ancillary Agreement, has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Seller or any member of the Seller Group or Affiliates thereof that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Seller or any member of the Seller Group or Affiliates thereof that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by Seller or the applicable member of the Seller Group or Affiliates thereof, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group or Affiliates thereof, as applicable, enforceable against Seller or the applicable member of the Seller Group or Affiliates thereof, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).
Section 3.3No Conflicts.
(a)No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller, the Seller Group or Affiliates thereof or any Transferred Entity, as applicable, for the execution, delivery and performance by Seller, the Seller Group or Affiliates thereof or any Transferred Entity of this Agreement or any Ancillary Agreement to which Seller, the Seller Group or Affiliates thereof or any Transferred Entity, as applicable, is a party, or the consummation by Seller, the Seller Group or Affiliates thereof or Transferred Entities, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) compliance with any Permits relating to the Business, (iii) for such filings as may be required by any applicable federal, provincial or state securities or “blue sky” Laws, or (iv) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the Business, any of the Transferred Entities or the Transferred Assets.
(b)Assuming compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller, the applicable member of the Seller Group (or Affiliates thereof) or any Transferred Entity is a party, nor the consummation by Seller, such member of the Seller Group (or Affiliates thereof) or any Transferred Entity, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller, such member of the Seller Group (or Affiliates thereof) or any Transferred Entity, as applicable, (ii) conflict with, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of payment, consent, termination, amendment, cancellation or acceleration) under or require any consent of or notice to any Person pursuant to, any of the terms, conditions or provisions of any Contract to which Seller, such member of the Seller Group (or Affiliates thereof) or any Transferred Entity, as applicable, is a party (including any Business Material Contracts), or (iii) violate any Law applicable to Seller, such member of the Seller Group (or Affiliates thereof)

or any Transferred Entity, as applicable, or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, any of the Transferred Entities or the Transferred Assets.
Section 3.4Ownership; Title. Seller has, or as of the Closing Date will have, valid title to the Interests, free and clear of all Liens (other than Liens imposed or created by securities Laws), and indirectly the Transferred Assets, free and clear of all Liens (other than any Permitted Liens), and has the right, authority and power to sell, assign and transfer the Interests to Purchaser. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Interests, and have good, valid and marketable title to the Interests, free and clear of all Liens, other than Liens imposed or created by Purchaser or any of its Affiliates or imposed or created by securities Laws.
Section 3.5Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Seller, threatened, against Seller or other member of the Seller Group (or Affiliates thereof), except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) neither Seller nor any other member of the Seller Group (or Affiliates thereof) is subject to any material outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.6Broker’s Fee. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, the fees and expenses of which shall represent Retained Liabilities, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 3.7No Additional Representation or Warranties. Except as set forth in this Article III and Article IV (in each case, as modified by the Seller Disclosure Schedule) or any Ancillary Agreement, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III and Article IV or any Ancillary Agreement, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED ENTITIES AND THE BUSINESS
Except as set forth in the Seller Disclosure Schedule, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, or as set forth in (or incorporated by reference in) any of the Seller SEC Filings (other than any risk factor disclosure contained in the “Risk Factors” section thereof or other cautionary, predictive or forward-looking statements therein), Seller, on behalf of itself and each other member of the Seller Group, hereby represents and warrants to Purchaser, as of the date hereof, as follows:
Section 4.1Organization of the Transferred Entities.
(a)Each Transferred Entity (i) is a legal entity duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and (ii) has all requisite corporate or other organizational power and authority to carry on its businesses in substantially the same manner in all material respects as conducted as of the date of this Agreement. Each Transferred Entity is duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Business. No Transferred Entity is in violation of any of the provisions contained in such Transferred Entity’s Organizational Documents in any material respects.
(b)Seller has furnished to Purchaser a complete and correct copy of the Organizational Documents, each as amended to the date of this Agreement, of each of the Transferred Entities, and such Organizational Documents are in full force and effect.
Section 4.2Capitalization of the Transferred Entities.
(a)The Interests are duly authorized and validly issued. The Interests constitute all of the issued and outstanding Equity Interests of the Company and except for the Interests, no Equity Interests of the Company are, or as of the Closing will be, issued and outstanding. Except as set forth on Section 4.2 of the Seller Disclosure Schedule, as of the date hereof and as of the Closing Date, there are no Equity Interests of any Transferred Entity issued and outstanding that are not owned by another Transferred Entity (or, in the case of the Company, the Seller).
(b)Section 4.2(b) of the Seller Disclosure Schedule contains a true and correct list, as of the date hereof and as of the Closing Date, of each of the Transferred Entities, the jurisdiction of its incorporation or organization and the record and beneficial owner of the outstanding Equity Interests of each such Transferred Entity. All Equity Interests of the Transferred Entities are duly authorized, validly issued, fully paid or credited as fully paid and nonassessable and, except as set forth on Section 4.2 of the Seller Disclosure Schedule, as of the Closing, will be owned by another Transferred Entity (or, in the case of the Company, the Seller) free and clear of all Liens.
(c)Except as set forth on Section 4.2 of the Seller Disclosure Schedule, except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person. There are no outstanding obligations or other Equity Interests of any Transferred Entity or obligating any Transferred Entity to repurchase, issue, register or sell any shares of Equity Interests of, or any other interest in, any Transferred Entity, or to acquire any Equity Interest of any other Person or to enter into any such agreement, other than as provided in this Agreement. There are no outstanding contractual obligations of any Transferred Entity to issue, repurchase, redeem or otherwise acquire any Equity Interests of such Transferred Entity or to provide funds to, or make any investment in, any other Person. None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Equity Interests of the Transferred Entities on any matter. Except as set forth in the Organizational Documents of the Transferred Entities, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Transferred Entities.
Section 4.3Financial Statements.
(a)Section 4.3(a) of the Seller Disclosure Schedule sets forth correct and complete copies of the audited balance sheets of each of NFE North Holdings Limited, NFE South Holdings Limited, NFE South Power Holdings Limited, NFE North Distribution Limited and NFE North Transport Limited as of each of December 31, 2023, and December 31, 2022, and the related audited statements of operations and statements of cash flows for the years ended 2023 and 2022, respectively, (collectively, the “Statutory Financial Statements”). The Statutory Financial Statements (including the notes thereto) present fairly, in all material respects, the financial position and the results of operations of the Transferred Entities, as of the dates thereof or the periods then ended, in each case, in accordance with IFRS applied on a consistent basis throughout the periods covered; provided that the Statutory Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated on a separate stand-alone basis.
(b)Section 4.3(b) of the Seller Disclosure Schedule sets forth correct and complete copies of the unaudited combined balance sheets of the Transferred Entities as of each of December 31, 2023 and December 31, 2024, and the related unaudited combined statements of operations for the years ended December 31, 2023 and December 31, 2024 (collectively, the “Business Financial Statements” and together with the Statutory Financial Statements, the “Financial Statements”). Section 4.3(b) of the Seller Disclosure Schedule also sets forth a correct and complete unaudited combining balance sheet schedule showing each NFE North Holdings Limited (Bermuda), NFE South Holdings Limited (Bermuda), NFE North Holdings Limited (Jamaica), NFE South Holdings Limited (Jamaica), NFE South Power Holdings Limited, NFE North Distribution Limited and NFE North Transport Limited as of each of December 31, 2024 and December 31, 2023, and the related unaudited consolidating statements of operations schedule for the years ended December 31, 2024 and December 31, 2023. The Business Financial Statements present fairly, in all material respects, the combined financial position and the results of operations of the Transferred Entities, as of the dates thereof or the periods then ended, in each case, in accordance with GAAP applied on a consistent basis throughout the periods covered and the absence of footnote disclosures; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated on a separate stand-alone basis.
(c)The Financial Statements were derived from the books and records of the Transferred Entities. Each Transferred Entity has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of Financial Statements in conformity with IFRS or GAAP, as applicable, and such system of internal accounting controls is effective for its intended purpose. There has been no (i) fraud by any employee of Seller or any of its Affiliates in relation to the preparation of the Financial Statements or its operations or (ii) material wrongdoing that involves any employee of Seller or any of its Affiliates who has or had a role in the preparation of the Financial Statements or the internal accounting controls used by Seller or any of its Affiliates.
(d)The Company is a holding company formed solely for the purpose of facilitating the transactions contemplated by this Agreement and has no assets, liabilities or operations other than those assets and liabilities contributed or distributed to the Company in accordance with the Pre-Closing Transactions, assets or liabilities incidental to its formation and the actions contemplated to be taken by it in connection with the Pre-Closing Transaction, or any assets or liabilities that are incidental to its performance under any Ancillary Agreement to which it is a party.
(e)Each of Atlantic Power Holdings SRL, Atlantic Distribution Holdings SRL, Atlantic Energy Infrastructure Holdings SRL, Atlantic Terminal Infrastructure Holdings SRL, and Atlantic Power Holdings Limited has no assets, liabilities or operations other than Equity Interests in another Subsidiary of Seller, those assets and liabilities contributed or distributed to such entity in accordance with the Pre-Closing Transactions, assets or liabilities incidental to its formation and the actions contemplated to be taken by it in connection with the Pre-Closing Transaction, or any assets or liabilities that are incidental to its performance under any Ancillary Agreement to which it is a party (if any).
Section 4.4Undisclosed Liabilities.
(a)There is no Liability of the Business, except for Liabilities (a) specifically reflected or adequately reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business (none of which relate to breach of Contract, breach of warranty, tort, infringement or violation of Law or Order), (c) incurred in connection with the transactions contemplated by this Agreement or (d) which would not reasonably be expected to be, individually or in the aggregate, material to the Business. None of the Transferred Entities maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.
(b)Other than the Seller Debt Facilities and the Jamalco Debt, none of the Transferred Entities is an obligor or guarantor under, and none of the assets of the Transferred Entities is subject to any Lien securing, any Indebtedness.
Section 4.5Litigation and Proceedings. Except as set forth on Section 4.5 of the Seller Disclosure Schedule, as of the date of this Agreement, there are no pending or threatened in writing, Actions related to the Business or Transferred Assets involving amounts in excess of $1,000,000 individually or $2,000,000 in the aggregate. No Transferred Entity is subject to any outstanding Order involving any non-monetary remedies or relief or involving any amount in excess of $1,000,000 individually or $2,000,000 in the aggregate. No Transferred Entity has any ongoing obligations under any settlement or similar agreement.
Section 4.6Legal Compliance. The Transferred Entities or Transferred Assets are, and since the date that is three (3) years prior to the date hereof, have been in compliance in all material respects with all Laws, Permits, or Orders issued by a Governmental Entity, and no member of the Seller Group (or Affiliates thereof) or any of the Transferred Entities has received any written notice alleging any such violation in connection with the Business or Transferred Assets.
Section 4.7Contracts; No Defaults.
(a)Section 4.7(a) of the Seller Disclosure Schedule sets forth a true and complete listing of all Contracts Related to the Business or Transferred Assets described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Seller Group (or Affiliates thereof) or any of the Transferred Entities is a party (for the sake of clarity, not including any Transferred Entity Benefit Plan) (each such Contract, as amended, modified or supplemented, a “Business Material Contract”):

(i)Each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.7(a) of Seller Disclosure Schedule) pursuant to which the Seller Group (or Affiliates thereof) or any of the Transferred Entities (A) were obligated to pay more than $2,000,000 for the year ending December 31, 2024 or (B) received revenues of greater than $2,000,000 for the year ending December 31, 2024, in each case of the foregoing clauses (A) through (B), that are not cancelable (without penalty, cost or other liability) within ninety (90) days;
(ii)Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of Seller Related to the Business or any of the Transferred Entities entered into in the past three (3) years (x) involving consideration in excess of $1,000,000 or (y) under which the Business has any continuing material obligations, other than Contracts for the acquisition or disposition of LNG and Fuel Inventory, power and steam in the Ordinary Course of Business;
(iii)Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company), in each case that is material to the operations of the Business;
(iv)Each Contract requiring (A) capital expenditures after the date of this Agreement in excess of $1,000,000, or (B) any loans, advances or capital contributions to, or investments in, any Person (other than any member of the Seller Group or any Transferred Entity);
(v)Each Contract containing covenants expressly limiting in any material respect (A) the freedom of the Business to compete with any Person in a product line or line of business or to operate in any geographic area, (B) require the Business to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) limit or purport to limit the ability of the Business or any Transferred Entity to solicit or hire any third party (in each case, other than confidentiality agreements entered into in the Ordinary Course of Business, and inbound licenses to Intellectual Property);
(vi)Each Contract that (A) includes an exclusive license to Intellectual Property or (B) is material to the Business, for each of (A) and (B), pursuant to which the Seller Group (or Affiliates thereof) or any of the Transferred Entities directly licenses material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses or any other software licenses that are commercially available on reasonable terms to the public generally;
(vii)Each Contract (A) that contains a “most-favored-nation” clause or similar term pursuant to which the Business provides material preferential pricing or treatment to any other Person (B) that imposes a minimum purchase or minimum volume requirement or special discount right or rebate on a Transferred Entity, (C) that imposes a take or pay obligation on a Transferred Entity or (D) that grants any put option, call option, right of first refusal or right of first offer with respect to any material assets of the Business or the equity interests of the Transferred Entities;
(viii)Each Contract between a Transferred Entity, on the one hand, and any Related Party, Affiliate, shareholder, officer, manager, or director of the Seller Group (other than any of the Transferred Entities), on the other (other than employment arrangements entered into in the Ordinary Course of Business);

(ix)All Contracts evidencing Indebtedness for borrowed money, finance lease, or evidenced by note, bond, debenture or a similar instrument, and any letter of credit or guarantee by the Business of Indebtedness for borrowed money or evidenced by note, bond, debenture or a similar instrument of any other Person and any receivables sale agreement, any sale and leaseback agreement or any capital lease or any loan by the Seller Group (or Affiliates thereof) in connection with the Business or any Transferred Entities to any other Person;
(x)All settlement, conciliation or similar Contracts between any Governmental Entity, on the one hand, and any Transferred Entity or Seller or any member of the Seller Group (or Affiliates thereof), on the other hand, in each case, Related to the Business and containing any ongoing obligations;
(xi)Shared Contracts;
(xii)Contracts with Governmental Entities that relate to the Business;
(xiii)Customer Contracts and Supplier Contracts;
(xiv)Contracts (A) under which any Transferred Entity is lessee of or holds, occupies or operates (i) any real property owned by any other Person (including all Business Leased Real Property), or (ii) any tangible personal property material to the Business owned by any other Person, except for any contract or agreement for tangible personal property and (B) under which any Transferred Entity is lessor of or permits any third party to hold or operate any real property or tangible personal property; and
(xv)any collective bargaining agreement or agreement with any labor union or labor association.
(b)Section 4.7(b) of the Seller Disclosure Schedule sets forth a true and complete listing of all Contracts Related to the Business with respect to (A) LNG, gas and automotive diesel fuel or other fuel supply and purchase agreements, (B) ship management agreements (excluding local service agreements) for any vessels, (C) terminal use or terminal services agreements, (D) transportation services agreements, (E) facility use agreements or similar vessel lease and regasification services agreements, (F) all operation and maintenance agreements, (G) power purchase agreements and (H) offtake agreements that involve payments by or to any Transferred Entities.
(c)Section 4.7(c) of the Seller Disclosure Schedule sets forth the top fifteen (15) customers (in order of revenue per customer) of the Business (the Contracts relating to such customers, the “Customer Contracts”) and top five (5) suppliers (in order of payables per supplier) of the Business (the Contracts relating to such suppliers, the “Supplier Contracts”), in each case for the twelve (12)-month period ending December 31, 2024 and December 31, 2023. In the last two (2) years, no such customer or supplier has (i) canceled or otherwise terminated its relationship with the Business, (ii) materially reduced the amount of business transacted with the Business or (iii) provided written notice (or, to the Knowledge of Seller, any oral notice) to the Seller Group (or Affiliates thereof) or the Transferred Entities of its intention to do any of the foregoing in clause (i) or (ii). Neither Seller, nor any member of the Seller Group (or Affiliates thereof) or any Transferred Entity is aware of any fact, circumstance or other basis that would be reasonably expected cause any such customer or supplier to take any action described in the forgoing clauses (i)-(iii).
(d)All of the Contracts listed on Section 4.7 of the Seller Disclosure Schedule are (i) in full force and effect, subject to the Enforceability Exceptions and (ii) represent the valid and binding obligations of the Seller Group (or Affiliates thereof) or the Transferred Entity party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto. During the twelve (12) months immediately preceding the date of this Agreement, there have been no material amendments to the Business Material Contracts, nor have there been any agreed adjustments to contractual values other than as listed on Section 4.7 of the Seller Disclosure Schedule (each of which has been furnished to Purchaser prior to the date hereof). Except, in each case, with respect to a breach or default that would not reasonably be expected to result in any damages in excess of $1,000,000 individually or $2,000,000 in the aggregate, as of the date of this Agreement, (w) neither Seller or the other applicable members of the Seller Group (or Affiliates thereof) nor any of the Transferred Entities nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (x) none of Seller or any Transferred Entity or any other member of the Seller Group (or Affiliates thereof) has received any written claim or notice of breach of or default under any such Contract, except as would not reasonably be expected to result in any damages in excess of $1,000,000 individually or $2,000,000 in the aggregate; (y) none of Seller or any of the Transferred Entities or any other member of the Seller Group (or Affiliates thereof) has (1) failed to meet any performance warranty or standard of performance (including failures that resulted in material liquidated damages being owed) or (2) has taken any action that resulted in an off-hire or off-specification product being delivered in any such Contract; and (z) to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both) or would cause the acceleration of any obligation, the suspension of performance under or loss of any rights of any party thereto or give rise to any right of termination, suspension, cancellation, indemnification or material modification thereof.
(e)Except as set forth on Section 4.7(d) of the Seller Disclosure Schedule, there are no claims outstanding, pending or, to the Knowledge of Seller, threatened, and no claims have been submitted, for (i) breach of any guarantee or warranty relating to or (ii) any other Liability arising out of any of the products and services provided by the Transferred Entities under any Business Material Contract, and, to the Knowledge of Seller, there is no reasonable basis for any present claim giving rise to any such Liability, in each cause, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.
Section 4.8Transferred Entity Benefit Plans.
(a)Section 4.8 of the Seller Disclosure Schedule sets forth a complete list of each material Transferred Entity Benefit Plan and Governmental Plan, in each case as of the date hereof. With respect to each Transferred Entity Benefit Plan and each Governmental Plan, Seller has made available to Purchaser complete, accurate, and current copies (if applicable) of: (i) the most recent plan document and any related trust agreement (or if unwritten, a written summary of its material terms), (ii) the most recent summary plan description and summaries of material modification (or any summaries of plan terms provided to the Business Employees or their dependents or beneficiary), (iii) all related insurance Contracts, other funding arrangements, and administrative services agreements, and (iv) all material, non-routine correspondence with participants or any Governmental Entity in the past three years.
(b)(i) Each Transferred Entity Benefit Plan and, to the Knowledge of Seller, each Governmental Plan, has been administered, funded and operated in all material respects in accordance with its terms and all applicable Laws, (ii) no condition exists with respect to any Transferred Entity Benefit Plan or Governmental Plan that could result in any material tax, fine, lien, penalty or other Liability imposed by applicable Laws on the Transferred Entities, (iii) no Transferred Entity Benefit Plan has been declared to be fully or partially wound up, nor has any act occurred that would cause any such plan to be wound up under its plan documents or pursuant to which any plan could reasonably be expected to be ordered up, in whole or in part, by or at the direction of any Governmental Entity, (iv) each Transferred Entity Benefit Plan or Governmental Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Entity, and (v) all contributions required to be made with respect to any Transferred Entity Benefit Plan or Governmental Plan on or before the date hereof have been made, except as would not result in material Liability to any of the Transferred Entities.
(c)No Transferred Entity Benefit Plan is, and none of the Transferred Entities maintain, administer or have any obligation to contribute to, or has any current or contingent Liability or obligation under or with respect to, or has in the past six (6) years contributed to, sponsored, maintained, administered or had any current or contingent Liability or obligations with respect to (i) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (v) any post-employment life, health insurance, or other non-pension benefit programs covering any current or former Business Employees (or any dependents or beneficiaries thereof).
(d)No Actions (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Seller, threatened or anticipated with respect to any Transferred Entity Benefit Plan.
(e)There are no obligations to create any additional Benefit Plans or to materially modify or change the participation of any Business Employee or beneficiary thereof (or former Business Employee or beneficiary thereof).
(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event) could reasonably be expected to (i) materially increase any compensation or benefits under any Transferred Entity Benefit Plan or Governmental Plan, (ii) result in any payment or award (including, without limitation, severance, parachute or otherwise), (iii) result in the acceleration of the time of payment, funding, or vesting, of any compensation or benefits due to any Business Employee, (iv) result in the forgiveness of any loan or indebtedness owed by any Business Employee, or (v) limit or restrict the rights of any of the Transferred Entities to merge, amend or terminate any Transferred Entity Benefit Plan.
(g)Except as set forth on Section 4.8(g) of the Seller Disclosure Schedule, no amount payable under the Transferred Entity Benefit Plans to any “disqualified individual” (within the meaning of Code Section 280G) as a result of the transactions contemplated by this Agreement, either alone or in connection with any other event, would reasonably be expected to fail to be deductible for U.S. federal income Tax purposes by virtue of Code Section 280G.
Section 4.9Employees; Labor Matters.
(a)Section 4.9(a)(i) of the Seller Disclosure Schedule lists each Business Employee employed as of the date of this Agreement by job title and work location. Seller has made available to Purchaser a census containing the following information for each such Business Employee as of the date of this Agreement: (i) job title, (ii) work location, (iii) date of hire (and any other applicable service crediting date), (iv) whether full- or part-time, (v) annual salary or hourly wage rate (as applicable), and (vi) annual, quarterly and other cash bonus or commission opportunities. Seller has made available to Purchaser a census containing the following information for each individual, natural person non-employee service provider engaged by any of the Transferred Entities as of the date of this Agreement: (i) date of engagement, (ii) scope of duties performed, and (iii) the anticipated duration of engagement.
(b)During the past three (3) years, all Business Employees and non-employee service providers of the Transferred Entities have been properly classified by the Transferred Entities in material compliance with applicable Laws, including but not limited to, wage and hour laws, tax regulations, and employee benefits requirements. All non-employee service providers who provide material services to the Transferred Entities have been engaged under written agreements, and no current or former worker has made, or to the Knowledge of Seller, has threatened to make, any claim challenging their classification. There are no pending audits, investigations, or proceedings involving any of the Transferred Entities by any Governmental Entity relating to worker classification of any Business Employees or other natural person non-employee service provider engaged by any of the Transferred Entities.
(c)None of the Transferred Entities are or have in the past three (3) years been a party to any Collective Bargaining Agreement. No current Business Employees are represented by a labor union with respect to employment with a Transferred Entity. To the Knowledge of Seller, there have been no labor union organizing activities in the past three years among the Business Employees.
(d)During the past three (3) years through the date hereof, no strikes or work stoppages have occurred or, to the Knowledge of Seller, been threatened involving the Business Employees and against or affecting the Transferred Entities or the Business.
(e)Since the date that is three (3) years prior to the date hereof, the Transferred Entities have been in compliance in all material respects with all applicable Laws relating to labor, employment, and employment practices, including all laws respecting terms and conditions of employment, health and safety, overtime classification, termination of employment, wages and hours, work authorization, immigration, employment harassment, discrimination or retaliation, whistleblowing, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, continuation coverage under group health plans, payment withholding of Taxes, and classification of employees, consultants and independent contractors.
(f)For the past three (3) years, there have been no pending or, to the Knowledge of Seller, threatened, Actions against any of the Transferred Entities brought by or on behalf of any applicant for employment, any current or former officer, consultant, independent contractor, or Business Employee, or any group or class of the foregoing, or any Governmental Entity, alleging any labor or employment Law, breach of any collective bargaining agreement or wrongful termination of employment.
Section 4.10Taxes.
(a)All income and other material Tax Returns required to be filed by or with respect to any Transferred Entity or any Transferred Asset have been filed and all such Tax Returns are true, complete and correct in all material respects, all material Taxes required to be paid by or with respect to any Transferred Entity or any Transferred Asset have been paid in full (other than any such Taxes being contested in good faith), and there are no Liens for Taxes (other than Permitted Liens) on any of the Transferred Assets or assets owned by the Transferred Entities.

(b)No deficiency for any amount of material Tax has been asserted or assessed by any Governmental Entity against or with respect to any Transferred Entity or any Transferred Asset, which deficiency has not been satisfied by payment, settled or withdrawn.
(c)There is no Tax sharing, allocation, indemnity or similar Contract (other than any customary Tax indemnification provisions contained in any credit or other commercial agreement entered into in the Ordinary Course of Business and not primarily relating to Tax) that will require any payment to be made by any Transferred Entity after the Closing Date to any Person other than another Transferred Entity.
(d)The Transferred Entities have complied with applicable material transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices of the Transferred Entities.
(e)None of the Transferred Entities has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, or a member of a combined, consolidated, unitary or other similar group for state, local or non-U.S. Tax purposes. None of the Transferred Entities has liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, by Contract, or otherwise. Section 4.10(e) of the Seller Disclosure Schedule lists the federal income tax classification of each Transferred Entity and such classification has not changed since the formation of each such entity.
(f)Section 4.10(f) of the Seller Disclosure Schedule lists the jurisdiction of incorporation (and, if different, the jurisdiction of Tax residence under local Law) of each Transferred Entity.
(g)All material Taxes of or with respect to the Transferred Entities or Transferred Assets that are required by applicable Law to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person have been paid over to the proper Governmental Entity, and all information reporting and recordkeeping requirements relating to such Taxes (including, without limitation, the timely filing and delivery of all IRS Forms W-2 and 1099 with respect thereto) have been properly completed and timely filed.
(h)No claims have ever been made by any Governmental Entity in a jurisdiction where a Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to taxation by that jurisdiction or is or may be required to file a Tax Return of a type that it does not file in such jurisdiction. No Transferred Entity is subject to Tax in a country other than the country of its incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income, in each case, in that jurisdiction.
(i)None of the Transferred Entities has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code or any similar provision of state, local or non-U.S. Law.
(j)None of the Transferred Entities is subject to any private letter ruling or closing agreement of the Internal Revenue Service or comparable rulings of any other Governmental Entity with respect to Taxes.

(k)None of the Transferred Entities is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no Transferred Asset is a United States real property interest within the meaning of Section 897(c)(1) of the Code.
(l)None of the assets of the Transferred Entities or Transferred Assets is co-owned in a joint venture or partnership within the meaning of Section 761(a) of the Code or any similar provision of state, local or non-U.S. Law.
(m)None of the Transferred Entities has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).
(n)None of the Transferred Entities will be required, and neither Purchaser nor any of its Affiliates (in respect of the Transferred Entities) will be reasonably expected, to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Sections 481 or 263A of the Code or any similar provision of state, local or non-U.S. Law), (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) any intercompany transaction occurring on or prior to the Closing Date or any excess loss account in existence as of the Closing Date described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), or (vi) any gain recognition agreement under Section 367 of the Code.
(o)The Transferred Entities have properly collected and remitted all material sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to their customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all services provided, or sales, leases, purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.
(p)No Transferred Entity that is incorporated in a jurisdiction outside of the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B).
(q)No Transferred Entity has purchased or sold (or entered into any agreement or arrangement to purchase or sell), or sought payment in respect of, any Tax credit pursuant to Section 6417 or 6418 of the Code.
(r)Immediately prior to the Closing, NFE North Distribution Limited will be treated as an entity disregarded as separate from NFE US Holdings LLC for U.S. federal income tax purposes.
Section 4.11Sufficiency of Assets. At the Closing, taking into account and giving effect to the Pre-Closing Transactions, and all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements) and assuming all consents, authorizations, assignments, amendments and Permits (including those contemplated by Section 6.4(b)) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have (i) good title to, or valid leasehold or license interests in, as the case may be, all of the Transferred Assets, free and clear of all Liens other than Permitted Liens and (ii) the right to use (including by means of ownership or rights pursuant to licenses or other Contracts (including the Ancillary Agreements and this Agreement) or rights pursuant to authorizations, consents, franchises or waivers granted by Governmental Entities or third parties) all of the material assets, properties and rights (excluding the Seller Names (unless in compliance with Section 6.13) and any Intellectual Property that is not Business Intellectual Property made available under, or used to perform services under, the Transition Services Agreement) used or necessary for use in the conduct the Business in substantially the same manner in all material respects as currently conducted by the Seller Group and the Transferred Entities as of the date of this Agreement. The Business Employees are sufficient in number, seniority and skill to maintain the operation of the Transferred Entities and the Business in substantially the same manner as operated and conducted immediately prior to the Closing Date. Other than the Business Employees, none of Seller nor any of its Affiliates employs any individual whose job duties are primarily devoted to the Business.
Section 4.12Insurance. Seller and the Transferred Entities currently maintain, and at all times in the last three (3) years has maintained, all material liability, casualty, property loss and other insurance coverage upon its properties and with respect to the conduct of the Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate, sufficient and customary for the industries in which the Business operates and as the management of Seller has in good faith determined to be reasonable. Section 4.12 of the Seller Disclosure Schedule sets forth true and complete list, as of the date hereof, of all such insurance policies of the Transferred Entities, Seller or the Seller Group (or Affiliates thereof) Related to the Business (the “Insurance Policies”), each of which is in full force and effect with respect to the Transferred Entities. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, all Insurance Policies (x) are in full force and effect, all premiums and other payments associated with such policies that are due as of the date hereof have been paid and all claims thereunder have been filed in a timely fashion and the Transferred Entities are not in breach or default, and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such Insurance Policies and (y) are sufficient to comply with all existing contractual insurance requirements applicable to the Business or the Transferred Entities under Business Material Contracts. No written notice of cancellation, nonrenewal or termination, other than pursuant to the expiration of any of the Insurance Policies in accordance with the terms thereof, has been received with respect to any such Insurance Policy, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business. There are no claims by the Seller Group (or Affiliates thereof) and the Transferred Entities pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy or in respect of which such underwriters have reserved their rights involving amounts in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than ordinary course reservations of rights. There are no claims by the Seller Group (or Affiliates thereof) and the Transferred Entities pending under any Insurance Policy, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business taken as a whole.
Section 4.13Licenses, Permits and Authorizations. The Transferred Entities have obtained, and are in compliance with, all of the Permits necessary under applicable Laws, including for the avoidance of doubt, Environmental Laws and Permits, to permit the Transferred Entities to own, operate, use and maintain their assets (including the Transferred Assets) in the manner in which they are now operated and maintained and to conduct the Business in substantially the same manner in all material respects as currently conducted as of the date of this Agreement, except where the absence of, or the failure to be in compliance with, any such Permit would not reasonably be expected to involve or result in damages or penalties in excess of

$1,000,000 individually or $2,000,000 in the aggregate. There are no investigations by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in the revocation or termination of any such Permit. No member of the Seller Group (or Affiliates thereof) with respect to the Transferred Entity is, or has been within the past three (3) years, in default under, or violation of any Permit in any material respect. All Permits are valid and in good standing and are in full force and effect and there is no, and during the past three (3) years, there has been no, suspension, cancellation, modification, revocation or nonrenewal of any Permit pending or, to the Knowledge of Seller, threatened.
Section 4.14Real Property.
(a)No real property is owned by any Transferred Entity. Section 4.14 of the Seller Disclosure Schedule lists, as of the date of this Agreement, the lease agreement of each real property leased by any Transferred Entity or Related to the Business that used in the operation of the Business, in each case, as the lessee (the “Business Leased Real Property”). As of the date of this Agreement, (i) a Transferred Entity has a valid legal or equitable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such entity, subject to any Permitted Liens, and (ii) no member of the Seller Group (or Affiliates thereof) and no Transferred Entity has received any written notice from any lessor of such Business Leased Real Property of, nor to the Knowledge of Seller does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property, in each case, other than any such default that has not or would not reasonably be expected to result in more than $1,000,000 in damages for any individual default or $2,000,000 in damages in the aggregate.
(b)All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Business Leased Real Property held by the Transferred Entities are in good condition and repair and are sufficient for the operation of the Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. There are no structural deficiencies, latent defects, facts or conditions affecting any of the Business Leased Real Property which would, individually or in the aggregate, interfere in any material respect with the use and occupancy of the Business Leased Real Property or any portion thereof in the operation of the Business in any amounts in excess of $1,000,000 individually or $2,000,000 in the aggregate. The Seller Group (or Affiliates thereof) and the Transferred Entities have not received notice of any pending or threatened condemnation, eminent domain or similar proceeding, or litigation or other proceeding affecting the Business Leased Real Property in excess of $1,000,000 individually or $2,000,000 in the aggregate. All Business Leased Real Property is available for the use and operation of the Business and there is no current or anticipated condition, circumstance or event that the Seller Group (or Affiliates thereof) is aware of that would reasonably be expected to render any Business Leased Real Property to be unavailable for use in the Ordinary Course of Business following the Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.
Section 4.15Intellectual Property.
(a)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole: (i) as of the date hereof, there are no pending or threatened written claims alleging the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person, (ii) as of the date hereof, none of the Transferred Entities, Seller or any other member of the Seller Group (or Affiliates thereof) has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person and (iii) the operation of the Business does not infringe, misappropriate or otherwise violate, and has not since the date that is three (3) years prior to the date hereof infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person. Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Business Intellectual Property is valid, subsisting and, to the Knowledge of Seller, enforceable.
(b)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property.
(c)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, all Business Intellectual Property was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of a Transferred Entity, Seller, or a member of the Seller Group (or Affiliates thereof), acting within the scope of their employment, or independent contractors of a Transferred Entity, Seller, or a member of the Seller Group (or Affiliates thereof) pursuant to agreements containing an assignment (by a present tense assignment) of Intellectual Property to the applicable entity.
Section 4.16Information Technology; Data Security.
(a)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the IT Assets operate and perform substantially as needed by the Transferred Entities to adequately conduct the Business in substantially the same manner in all material respects as conducted as of the date of this Agreement.
(b)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, since the date that is one (1) year prior to the date hereof, the Business has not suffered a security incident with respect to any Personal Data processed or controlled by the Transferred Entities that required notice to be sent to affected individuals under applicable Data Protection Laws and which has resulted in, or could reasonably be expected to result in, any material Liability of the Transferred Entities or the Business. Seller and its Subsidiaries maintain and, since the date that is two (2) year prior to the date hereof, have maintained commercially reasonable physical, technical, and organizational security measures and policies designed to protect all Personal Data owned, stored, used, maintained or controlled by or on behalf of the Business from and against unlawful or unauthorized access, destruction, loss, use, modification and/or disclosure.
(c)Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.16 and Section 4.17 are the sole and exclusive representations and warranties given by Seller with respect to cyber and data security, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.
Section 4.17Data Privacy.
(a)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Business is, and has been since the date that is two (2) years prior to the date hereof, in compliance in all material respects with applicable Data Protection Laws. To the Knowledge of Seller, the performance of this

Agreement will not violate or require any notices to (or consents from) any Person under, any Data Protection Laws.
Section 4.18Absence of Changes.
(a)Since September 30, 2024, there has not been any event, change, occurrence or effect that has resulted in any Business Material Adverse Effect.
(b)Except in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, (i) the Business has been operated in the Ordinary Course of Business in all material respects and (ii) no action or omission has occurred with respect to the Transferred Entities or the Business which, if taken or omitted to be taken without the consent of Purchaser after the date of this Agreement and prior to the Closing, would constitute a breach of Section 6.4(a)(i), (v), (vi), (ix), (xi), (xii), (xiii), (xiv), (xv) or (xvii). During the past one year, Seller or its Affiliates have not removed, transferred, or relocated any of the assets or properties that may be used or are necessary for use in the conduct of the Business from any of the Transferred Entities (and not to another Transferred Entity) or from the country of Jamaica (other than sales of LNG and Fuel Inventory in the Ordinary Course of Business), except for any such assets or properties that have been replaced by substantially similar assets or properties as described on Section 4.18(b) of the Seller Disclosure Schedules.
Section 4.19Affiliate Matters. Section 4.19 of the Seller Disclosure Schedule sets forth a list, which is correct and complete in all material respects as of the date hereof, of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Seller Group or Related Party thereof, on the other hand. Except as set forth on Section 4.19 of the Seller Disclosure Schedule, to the Knowledge of Seller, no Related Party of the Seller Group (a) owns, or has in the last three (3) years owned, directly or indirectly, any Equity Interest in any material competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Transferred Entities (other than passive investments in Person’s whose securities are publicly traded), (b) serves, or has served in the last three (3) years, as an executive officer or director of any material competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Transferred Entity, (c) has, or has in the last three (3) years had, any material business dealings or a material financial interest in any transaction with any Transferred Entity, other than ordinary course employment arrangements (including, for the avoidance of doubt, intragroup purchase orders between Transferred Entities and Related Parties of the Seller Group) or (d) owns any interest in any material property or material asset, whether real, personal or mixed, tangible or intangible, used in or held for use in connection with or pertaining to the Business.
Section 4.20Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.
Section 4.21Environmental Matters. Except as set forth on Section 4.21 of the Seller Disclosure Schedule:
(a)each of the Transferred Entities and Transferred Assets is in compliance in all material respects with all Environmental Laws to which the Business or Transferred Assets are subject, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits required for the conduct of the Business, and have made all appropriate filings for issuance or renewal of such Environmental Permit;

(b)no member of the Seller Group (or Affiliates thereof) or any of the Transferred Entities have received from any Governmental Entity any written notice requesting information or asserting potential liability, or violation by any Transferred Entity, or relating to any Transferred Asset, of any Environmental Law or Environmental Permit involving the conduct of the Business other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Entity or for which such Transferred Entity or Transferred Asset has no further obligations outstanding in excess of $1,000,000;
(c)in the last three (3) years, no member of the Seller Group, with respect to the Business or Transferred Assets, or the Transferred Entities have been alleged to be liable with respect to any non-compliance in any material respect with Environmental Laws or Environmental Permits, been fined or issued a material penalty for non-compliance with Environmental Laws, or settled a lawsuit relating to a non-compliance with Environmental Laws that did not completely resolve the non-compliance;
(d)no Transferred Entity or Transferred Asset is subject to any outstanding Order nor has any Order been threatened in writing by any Governmental Entity, that would reasonably be expected to impose any non-monetary Liability or any monetary Liability in excess of $1,000,000 individually or, when taken together with all other such Orders, $2,000,000 in the aggregate under Environmental Laws;
(e)no Transferred Entity has assumed, undertaken, or provided an indemnity with respect to, any Liability involving (or that would reasonably be expected to involve) in excess of $1,000,000 individually or, when taken together with all other such indemnities, $2,000,000 in the aggregate of any other Person relating to Environmental Laws, or Hazardous Materials;
(f)there has been no Release of any Hazardous Materials at any real property currently or formerly owned or operated (including as lessee) by the Transferred Entities or Transferred Assets, that would, in each case, require notification to a Governmental Entity, investigation by the Transferred Entities and/or remediation pursuant to any Environmental Laws, in excess of $1,000,000 (with respect to any individual Release) or $2,000,000 in the aggregate (when taken together with all other such Releases); and
(g)Seller has made available to Purchaser all material environmental audits, assessments and reports and other environmental, health or safety documents relating to the Business’ current properties, facilities or operations which are in its or any Transferred Entities’ possession or control.
Section 4.22Anti-Corruption. In the past three (3) years, neither the Seller Group (or Affiliates thereof), with respect to the Business, or the Transferred Entities, nor, to the Knowledge of Seller, any of their respective Representatives or any other Person acting for or on behalf of the Business has directly or indirectly: (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of improperly (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other expenditures, in each case to the extent unlawful under Anti-Corruption Laws; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any material false or inaccurate books and records of the Seller Group (or Affiliates thereof) or Transferred Entities; or (f) otherwise violated any of the Anti-Corruption Laws or applicable provisions of any anti-money laundering Laws, including without limitation the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the Corporate Transparency Act. No Transferred Entity and, with respect to the Business, no member of the Seller Group (or Affiliates thereof) has: (A) made any voluntary disclosure to any Governmental Entity relating to Anti-Corruption Laws or anti-money laundering Laws; (B) been the subject of any investigation or inquiry regarding compliance with such Laws; or (C) been assessed any fine or penalty under such Laws.
Section 4.23International Trade Laws.
(a)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Seller Group (or Affiliates thereof), with respect to the Business, or the Transferred Entities are and for the past three (3) years have been in compliance in all material respects with applicable International Trade Laws, and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws. Neither the Seller Group (or Affiliates thereof), with respect to the Business, or the Transferred Entities, nor, to the Knowledge of Seller, any of their respective Representatives acting on its behalf, currently or during the past three (3) years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person, in each case of (i) through (iii) in violation of applicable International Trade Laws.
(b)The Seller Group (or Affiliates thereof), with respect to the Business, or the Transferred Entities has not received and, after due care and inquiry, are not aware of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a government regulator or agency, or a private party, alleging any violation of International Trade Laws, nor has the Seller Group (or Affiliates thereof), with respect to the Business, or the Transferred Entities, nor any of its Representatives, been convicted of violating any International Trade Laws.
(c)The Seller Group (or Affiliates thereof), with respect to the Business, or the Transferred Entities has adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.
Section 4.24Banks; Power of Attorney. Section 4.24 of the Seller Disclosure Schedule lists the names of all banks in which any of the Transferred Entities has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the any of the Transferred Entities.
Article V

REPRESENTATIONS AND WARRANTIES
REGARDING PURCHASER
Purchaser hereby represents and warrants to Seller, as of the date hereof, as follows:

Section 5.1Organization and Qualification. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses in substantially the same manner in all material respects as conducted as of the date of this Agreement and is qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to be material to Purchaser or its operations, taken as a whole, or prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated herein.
Section 5.2Authority. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Affiliates, assuming the due authorization, execution and delivery of such Ancillary Agreement by Seller or the applicable member of the Seller Group (or applicable Affiliates thereof), will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.3No Conflicts.
(a)No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) for such filings as may be required by any applicable federal, provincial or state securities or “blue sky” Laws, or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)Assuming compliance with the items described in Section 5.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is a party, nor the consummation by Purchaser and/or its

Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Affiliates, (ii) conflict with, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under or require any consent of any Person pursuant to, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.4Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser does not have any ongoing obligations under any settlement or similar agreement.
Section 5.5Broker’s Fee. Except for Evercore Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser or any of its Affiliates (which shall exclude, for the avoidance of doubt, the Transferred Entities) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 5.6Financing.
(a)As of the date of this Agreement, Purchaser has delivered to Seller true, correct and complete copies of duly executed debt commitment letters, dated as of the date of this Agreement, among Purchaser and the Financing Sources parties thereto (including all exhibits, schedules, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Debt Commitment Letters” and, together with the Fee Letters referenced below, the “Financing Letters”), pursuant to which the Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Closing Purchase Price (the “Financing”). Purchaser has also delivered to Seller a true, correct and complete copy of any fee letter (which may be redacted solely with respect to the fee amounts, the amount of the pricing flex and other customarily redacted terms none of which contain any conditions to funding the Financing or would reasonably be expected to reduce the aggregate principal amount of the Financing to be funded on the Closing Date) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”).
(b)As of the date of this Agreement: (i) the Financing Letters and the terms of the Financing have not been amended, modified or replaced; (ii) no such amendment, modification or replacement is contemplated (other than, in the case of the Debt Commitment Letters, any amendment to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who have not executed the Debt Commitment Letters as of the date hereof); and (iii) the respective commitments contained in the Financing Letters have not been reduced, withdrawn, terminated or rescinded in any respect. There are no other Contracts to which Purchaser or any of its Affiliates is a party containing conditions to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters.

(c)Assuming satisfaction of the conditions set forth in Section 9.1 and Section 9.2 and that the Financing is funded on the Closing Date in accordance with the Financing Letters, the Financing (together with available cash (including cash proceeds of securities issued after the date hereof) and other financial resources of Purchaser and its Subsidiaries) will be sufficient to make all payments contemplated by this Agreement in connection with the transactions contemplated hereby, including the payment of the Closing Purchase Price.
(d)As of the date of this Agreement, the Financing Letters (in the forms delivered by Purchaser to Seller) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Purchaser, and to the knowledge of Purchaser in the case of the Debt Commitment Letters, the Financing Sources and the other parties thereto, as applicable, enforceable against Purchaser, and to the knowledge of Purchaser in the case of the Debt Commitment Letters, the Financing Sources and the other parties thereto, as applicable, in accordance with their terms, subject to the Enforceability Exceptions. Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to, (i) constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, the Financing Sources any of the other parties thereto pursuant to the Financing Letters, or (ii) to the Knowledge of Purchaser, result in the failure of any condition to the Financing or contained in the Financing Letters (assuming satisfaction of the conditions set forth in Section 9.1 and Section 9.2). As of the date of this Agreement, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing, whether or not such term or condition is contained in the Financing Letters. As of the date of this Agreement, Purchaser has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.
(e)None of Purchaser or any of its Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to Seller or any of its Subsidiaries.
Section 5.7Investment Decision. Purchaser is acquiring the Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interests. Purchaser acknowledges that the Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.
Section 5.8Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of Seller expressly set forth in Article III and Article IV or in any Ancillary Agreement or certificate delivered pursuant to this Agreement). Purchaser hereby acknowledges and agrees that none of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any claim or Liability to Purchaser, its Affiliates or any of their respective

Representatives or equityholders or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s, its Affiliates’ or their respective Representatives’ use of, any information relating to Seller, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room (including the Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser, its Affiliates or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges that no Representative of Seller, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III or Article IV of this Agreement or in any Ancillary Agreement or certificate delivered pursuant to this Agreement and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III or Article IV of this Agreement or in any Ancillary Agreement or certificate delivered pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit Purchaser’s remedies in connection with a claim for Fraud.
Section 5.9No Other Representations or Warranties; No Reliance. Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that it has relied exclusively on the representations and warranties of Seller contained in Article III or Article IV or in any Ancillary Agreement or certificate delivered pursuant to this Agreement, and that, except for the representations and warranties of Seller contained in Article III or Article IV or in any Ancillary Agreement or certificate delivered pursuant to this Agreement, none of Seller or any Affiliate thereof, or any other Person or entity on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, the Transferred Assets, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of Seller or any Affiliate or Representative thereof. Purchaser acknowledges and agrees that none of Seller or any Affiliate thereof, or any other Person on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller, the Transferred Entities or any Affiliates thereof or the Business. Notwithstanding the foregoing, nothing in this Agreement shall limit Purchaser’s remedies in connection with a claim for Losses resulting from Fraud.
Section 5.10No Additional Representation or Warranties. Except as set forth in this Article V, or any Ancillary Agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, none of Purchaser, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser or its Affiliates. Any such other representation or warranty is hereby expressly disclaimed.

Article VI

COVENANTS OF THE PARTIES
Section 6.1Access to Books and Records.
(a)After the date of this Agreement until the Closing and subject to the requirements of applicable Laws, Seller shall and shall cause the Transferred Entities and the other members of the Seller Group to afford to Purchaser and its Representatives reasonable access to the personnel, properties, offices, plants and other facilities, books and records of the Business and Transferred Assets under the supervision of the personnel of Seller or its Affiliates, during normal business hours and in accordance with the procedures established by Seller, in each case, as is reasonably requested in writing by Purchaser or its Representatives; provided that none of Seller or the Transferred Entities shall be required to make available Business Employee personnel files, including those of the Transferred Business Employees, until after the Closing Date if doing so would violate applicable Law. Purchaser shall indemnify and hold Seller and its Affiliates harmless against any reasonable and documented costs and expenses arising out of or relating to any transfer requested by or on behalf of Purchaser or its Affiliates of any such personnel files. Notwithstanding anything to the contrary contained in this Section 6.1(a), Seller and the Transferred Entities may withhold any document (or portions thereof) or information to the extent (i) that is of a competitively sensitive nature and is not permitted to be disclosed to Purchaser under applicable Law, (ii) it constitutes privileged attorney-client communications or attorney work product or (iii) if the provision of access to such document (or portion thereof) or information, as determined by Seller or any Transferred Entity in good faith, would reasonably be expected to violate applicable Laws, including in the case of Business Employees, such personnel files, medical records, workers compensation records, results of any drug testing or other sensitive or personal information or other records (clauses (i), (ii) and (iii), collectively, the “Access Exceptions”); provided, that (A) in the case of clause (i), Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method (such as a “clean room” arrangement) to permit Seller to share such competitively sensitive information and (B) in the case of clauses (ii) and (iii), Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method of providing such disclosure without violating such Laws and without resulting in a loss of such attorney-client privileges or attorney work product protection. All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of such Confidentiality Agreement. Neither Purchaser nor any of its Affiliates or Representatives shall conduct any environmental site assessment, compliance evaluation or investigation with respect to the Business, the Transferred Entities’ assets or properties or the Transferred Assets without Seller’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld) and without ongoing consultation with Seller with respect to any such activity. In no event shall Purchaser or any of its Affiliates or Representatives conduct any subsurface investigation or testing of any environmental media.
(b)Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Seller or its Affiliates. Prior to Closing, Purchaser shall not communicate with any of the employees, customers, suppliers, and other material business relations of Seller regarding the transaction contemplated by this Agreement without the prior written consent of Seller (other than (i) in the Ordinary Course of Business and unrelated to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) communications made to business contacts of Purchaser and its Affiliates and unrelated to the Business or the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) written communications with the Business Employees regarding retention and transitional matters (to the extent Seller is given prior written notice of such communications and the opportunity review any such material written communications in advance and Purchaser shall give reasonable and good faith consideration to any comments made with respect thereto) or as expressly contemplated by Section 7.8 hereof and (iv) communications with any counterparties under any Liquid CSOs or Illiquid CSOs in connection with the performance of Purchaser’s obligations under Section 6.20). Notwithstanding the foregoing, Purchaser shall be entitled to contact any key Business Employee or any material customer, supplier or other business counterparty of the Transferred Entities or the Business during the Interim Period to the extent it gives Seller reasonable advance written notice of such contact and offers Seller the opportunity to be present for such contact; provided, however, that Purchaser shall not be entitled to contact any of the counterparties involved in the matters set forth on Section 2.3(b)(i)(G) of the Seller Disclosure Schedule or contact any Person listed in the Excluded Matters with respect to the Third-Party Closing Consents or the Excluded Matters, respectively.
(c)In order to facilitate the resolution of any claims made by or against or incurred by Purchaser with respect to the Business or the Transferred Entities after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller, Parent and their Affiliates shall: (i) retain all books, documents, information, data, files and other records of Seller or such Affiliates that relate to the Transferred Entities and the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser; (ii) upon reasonable notice, afford Purchaser and the Transferred Entities and their respective Representatives reasonable access (including for inspection and copying, at Purchaser’s expense) to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Transferred Entities, subject to the Access Exceptions; and (iii) furnish Purchaser and its respective Representatives reasonable assistance (at Purchaser’s expense) in connection with any such claims and other proceedings. In addition, Parent and its Affiliates (other than the Transferred Entities) and their respective representatives (including external legal counsel) shall also provide the access described on Section 6.1(c) of the Disclosure Schedules.
(d)For a period of seven (7) years after the Closing, Purchaser shall, and shall cause the Transferred Entities to provide Seller and its Representatives, upon reasonable advance written notice and under reasonable circumstances, reasonable access to the tax, accounting and financial books and records, and employees and personnel of each of the Transferred Entities solely to the extent necessary for the preparation of any insurance claims, financial statements, regulatory filings, Tax returns in the Ordinary Course of Business consistent with past practice of Seller or its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any Action (in each case, subject to execution of customary access and non-disclosure letters) or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.9) and SEC or other Governmental Entity reporting obligations (other than any Action by and between Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand).
(e)As promptly as reasonably practicable after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all Transferred Books and Records and tangible property of the Transferred Entities in the possession of or under the control of the Seller Group (or Affiliates thereof) that are not already located at a Business Leased Real Property or that are not already held for use or in the possession of a Business Employee; provided that Seller may retain one written or electronic copy of the Transferred Books and Records to the extent required to comply with applicable Law, Accounting Principles or stock exchange rules, for use solely to demonstrate compliance with such requirements.

Section 6.2Confidentiality.
(a)The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement shall continue in full force and effect until the first anniversary following termination of this Agreement.
(b)For a period of thirty-six (36) months from the Closing Date, Parent and Seller shall, and shall cause the respective Affiliates and members of the Seller Group to, hold in confidence and not disclose and not use for any purpose any nonpublic information or data relating to any Transferred Entity, Transferred Asset and/or the Business or the transactions contemplated hereby (“Confidential Business Information”) from and after the Closing; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller, Parent or any of their respective Affiliates or members of the Seller Group, from and after the Closing from a third-party source that is not known by Seller, Parent or their applicable Affiliate or member of the Seller Group to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Seller, Parent or any of their respective Affiliates or members of the Seller Group, (iii) to the extent used by Seller, Parent or any of their respective Affiliates or members of the Seller Group (A) to enforce its or their rights in any Action hereunder or (B) in connection with any financial reporting requirements undertaken in the Ordinary Course of Business, (iv) that is, following the Closing, independently developed or derived by Seller, Parent or any of their respective Affiliates or members of the Seller Group without use of or reference to such Confidential Business Information or (v) that Seller, Parent or any of their respective Affiliates or members of the Seller Group is required by Law or required or requested pursuant to legal or regulatory process to disclose; provided, that in the case of clause (v), Seller and its Subsidiaries shall, unless prohibited by Law, prior to such disclosure, as promptly as practicable notify Purchaser of any such request or requirement for disclosure and shall use reasonable efforts to cooperate with Purchaser to obtain reasonable assurance that confidential treatment will be afforded to any disclosed Confidential Business Information.
(c)For a period of thirty-six (36) months from the Closing Date, Purchaser shall, and shall cause its Affiliates (including the Transferred Entities), and shall direct the Business Employees to, hold in confidence and not disclose and not use for any purpose any nonpublic information or data relating to the Retained Business that is in the possession or control of the Transferred Entities or the Business Employees at the Closing (the “Seller Confidential Information”); provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates or the Business Employees from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates or Business Employees to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach if this Section 6.2(c) by Purchaser or any of its Affiliates or the Business Employees, (iii) to the extent used by Purchaser or any of its Affiliates (A) to enforce its or their rights in any Action hereunder or (B) in connection with any financial reporting requirements undertaken in the Ordinary Course of Business, (iv) that is, following the Closing, independently developed or derived by Purchaser or any of its Affiliates or the Business Employees without use of or reference to such Seller Confidential Information; (v) that Purchaser or any of its Affiliates or the Business Employees is required by Law or required or requested pursuant to legal or regulatory process to disclose; provided, that in the case of clause (v), Purchaser and its Subsidiaries shall, prior to such disclosure, as promptly as practicable notify Seller of any such request or requirement for disclosure and shall use reasonable efforts to cooperate with Seller to obtain reasonable assurance that confidential treatment will be afforded to any disclosed Seller Confidential Information; or (vi) that would be material to investors in connection with any securities offering, or reasonably necessary in order for the marketing thereof, by Purchaser or any of its Affiliates (as reasonably determined by Purchaser).
Section 6.3Required Actions.
(a)During the period between the date hereof and the earlier to occur of (x) Closing and (y) termination of this Agreement (the “Interim Period”), Purchaser, Seller and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement and (ii) taking such other actions necessary to obtain (and cooperating with each other in obtaining) any notice, consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (“Regulatory Approvals”) (which actions shall include furnishing all information required under any Regulatory Laws) required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the Sale and the other transactions contemplated by this Agreement or otherwise become applicable to the transactions contemplated by this Agreement.
(b)During the Interim Period, to the extent not prohibited by applicable Law, Purchaser, Seller and Parent shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, during the Interim Period, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Seller and Purchaser shall promptly consult with the other party to provide any necessary information with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, during the Interim Period, each party to this Agreement shall as promptly as practicable inform the other party to this Agreement, and if in writing and to the extent reasonably practicable (taking into consideration any timing requirements or filing deadlines), furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any material communication from any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss reasonably in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication, correspondence or submission with or to any such Governmental Entity or other such Person. During the Interim Period, if any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, as promptly as reasonably practicable and, if reasonably practicable, after consultation with the other party to this Agreement, an appropriate response in compliance with such request. During the Interim Period, Purchaser or its Representatives, on one hand, and Seller or its Representatives, on the other hand, shall not participate in any meeting (including telephone conversation, video conference, or other discussion) with any Governmental Entity in connection with obtaining any Regulatory Approvals in connection with this Agreement or the Sale, unless, to the extent not prohibited by the applicable Governmental Entity, it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient, unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to protect privileged attorney-client communications or attorney work product.
(c)During the Interim Period, Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale and the other transactions contemplated by this Agreement under any Regulatory Laws.
Section 6.4Conduct of Business.
(a)During the Interim Period, except (i) as otherwise required or expressly contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with the Pre-Closing Transactions, Section 6.7 or Section 6.8), (ii) as required by or to comply with any applicable Law, (iii) as disclosed on Section 6.4(a) of the Seller Disclosure Schedule or (iv) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Group shall, and shall cause the Transferred Entities to, in each case, solely with respect to the Business:
(i)conduct the Business in the Ordinary Course of Business, including by (A) preserving the Business’s organization and material assets; (B) using commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Transferred Entities; (C) using commercially reasonable efforts to preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations, except as otherwise performing in the Ordinary Course of Business and (D) keeping and maintaining the Business’s material assets and properties in good repair and normal operating condition, wear and tear excepted (it being understood that Purchaser and its Representative shall be entitled to be present for any scheduled maintenance conducted at the Clarendon turbine facilities during the Interim Period);
(ii)not (A) amend any of the Transferred Entities’ Organizational Documents, (B) split, combine or reclassify any of the Transferred Entities’ outstanding Equity Interests, or (C) declare, set aside or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity;
(iii)other than to a Transferred Entity, not issue, sell, pledge, transfer, dispose of or otherwise subject to any Liens, or agree to issue, sell, pledge, transfer dispose of or otherwise subject to any Liens (other than Permitted Liens with respect to clause (y) only), (x) any Equity Interests of the Transferred Entities (other than pledges existing on the date hereof to be released at Closing) or (y) any Transferred Assets or any properties or assets of a Transferred Entity (other than sales or transfers of inventory in the Ordinary Course of Business);
(iv)not (A) incur any indebtedness for borrowed money outstanding at any time (other than intercompany indebtedness amongst the Transferred Entities or Indebtedness that may be prepaid at or prior to Closing) or issue any debt securities, (B) make any acquisition of any assets or businesses other than acquisitions of supplies, equipment, bandwidth or other assets for the purpose of being used in the Ordinary Course of Business or any capital expenditure (which is governed by Section 6.4(a)(vii)), (C) sell or dispose of any material assets or businesses in excess of $500,000 individually or $1,000,000 in the aggregate other than in the Ordinary Course of Business with respect to inventory or obsolete equipment, or (D) sell, assign, transfer, abandon, or permit to lapse any material Business Intellectual Property other than in the Ordinary Course of Business;
(v)except as may be required by applicable Law or any Transferred Entity Benefit Plan, not (1) increase the level of, or accelerate the timing of payment, vesting, or funding of, compensation or benefits to any Business Employee or other individual, natural person non-employee service provider engaged by any Transferred Entity, other than increases in the Ordinary Course of Business of no more than five percent (5%) in base compensation for a Business Employee or other individual, natural person non-employee service provider whose annual total compensation does not exceed $100,000, (2) enter into any employment, consulting, deferred compensation, bonus, change of control, retention, severance, retirement or other similar agreement with any Business Employee (or amend any such existing agreement) other than entry into employment agreements in the Ordinary Course of Business for Business Employees whose annual total compensation does not exceed $100,000, (3) materially modify, adopt, amend, or terminate any Transferred Entity Benefit Plan, Governmental Plan, or any portion thereof or establish or adopt any plan, program, agreement or arrangement that would be a Transferred Entity Benefit Plan if in effect as of the date hereof, (4) hire or engage, or terminate (other than for cause) any Business Employee with total annual compensation in excess of $100,000, (5) transfer any employees from a non-Transferred Entity to a Transferred Entity, (6) terminate any group of ten (10) or more Business Employees (other than for cause), (7) recognize any union, trade union, works council, labor organization or similar employee representative body with respect to any Business Employee, or (8) modify, amend, terminate, or enter into any Collective Bargaining Agreement;
(vi)not make any change to its methods of financial accounting or accounting practice or policy, except as required by a change in, or to comply with, GAAP or for Statutory Financial Statements with IFRS (or any interpretation thereof) or applicable Law;
(vii)except as set forth in the capital budget of the Business and without limiting any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts, not commit or authorize any commitment to make any capital expenditures in excess of $1,000,000 in the aggregate;
(viii)not merge or consolidate with any Person;
(ix)not (A) amend, waive, materially modify, voluntarily terminate (other than in accordance with its terms) or voluntarily cancel any Business Material Contract or amend, waive, materially modify, voluntarily terminate or voluntarily cancel a Transferred Entity’s rights thereunder or (B) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (A) and clause (B), in the Ordinary Course of Business; or
(x)not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Transferred Entities;
(xi)not waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee or former Business Employee (in its capacity as such) owed to a Transferred Entity;

(xii)not enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;
(xiii)not enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $500,000 per year in any single case;
(xiv)not enter into any Contract with any Related Party of the Seller Group or the Transferred Entities;
(xv)not accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the Ordinary Course of Business;
(xvi)not commence or settle any Action except for Actions with monetary damages below $1,000,000 in the aggregate;
(xvii)not (i) implement, adopt, make or change any material Tax election, or change any material method of Tax accounting or Tax reporting principle or practice, (ii) settle or compromise any material federal, state, local or non-U.S. Tax liability or claim, (iii) file any material amended Tax Return, (iv) enter into any Tax allocation, sharing, indemnity or closing agreement (other than pursuant to any agreement entered into in the ordinary course of business, the principal subject of which is not Taxes), (v) agree to an extension or waiver of a statute of limitations applicable to any Tax liability, (vi) fail to pay any material Tax as such Tax became due and payable (including any estimated Tax), (vii) prepare and file any material Tax Return in a manner inconsistent with past practice (other than as required by applicable Law), (viii) incur any material liability for Taxes outside the ordinary course of business, or (ix) surrender any right to claim a material Tax refund;
(xviii)not remove, transfer, sell or relocate any assets or properties that may be used or necessary for use in the conduct of the Business from any of the Transferred Entities or from the country of Jamaica (other than sales of LNG and Fuel Inventory, power and steam in the Ordinary Course of Business);
(xix)not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment or agree to do any of the foregoing.
(b)Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations.
(c)Seller shall, and shall cause its Affiliates (including the Transferred Entities) to take all necessary actions and steps to ensure that (x) the aggregate volumes of LNG aboard the LNG Vessels as of Closing is sufficient to meet the needs of the Business until the next scheduled cargo delivery and (y) all LNG cargoes of the Business for the period between the Closing Date and December 31, 2025 are scheduled for delivery in Jamaica (unless otherwise agreed in writing by Purchaser and Seller).
Section 6.5Consents; Shared Contracts.
(a)Seller and Purchaser shall, and shall direct their respective Representatives to, use reasonable best efforts, and reasonably cooperate with each other, to obtain any consents required from, and deliver notices required to be delivered to, third parties in connection with the consummation of the transactions contemplated by this Agreement at or prior to the Closing;

provided, that notwithstanding the foregoing, Seller shall obtain, and shall be required to deliver as a condition to Purchaser’s obligations to consummate the Closing hereunder, the Contracts set forth on Section 2.3(b)(i)(G) of the Seller Disclosure Schedule at Closing (such contracts the “Third-Party Closing Consents”) in accordance with Section 2.3(b)(i)(G). Notwithstanding the foregoing, in connection with obtaining the Third-Party Closing Consents, Seller shall have sole and exclusive control of the ultimate strategy for securing the Third-Party Closing Consents as soon as practicable and Purchaser’s execution of reasonable best efforts shall be limited to (i) reasonably promptly providing information or documentation regarding Purchaser reasonably requested by Seller (subject to customary confidentiality provisions unless (A) such information or documentation is of a competitively sensitive nature, (B) such information or documentation constitutes privileged attorney-client communications or attorney work product or (C) the provision of access to such information or documentation would reasonably be expected to violate applicable Laws) and (ii) executing the documents described on Section 2.3(b)(i)(G) of the Seller Disclosure Schedule to effectuate obtaining the Third-Party Closing Consents in accordance with the terms of Section 2.3(b)(i)(G) of the Seller Disclosure Schedule. With respect to the Third-Party Closing Consents, Seller shall not, and shall instruct its Representatives not to, take any action with the intention of thwarting Seller’s ability to obtain any of the Third-Party Closing Consents. Seller and Parent shall keep Purchaser informed with respect to communications, meetings or other contacts, formal or informal, oral or written, with any of the applicable counterparties or their representatives in connection with the Third-Party Closing Consents and Seller will promptly provide Purchaser with copies of all written communications (and summaries of any verbal communications) to or from any of the applicable counterparties or their representatives relating to the Third-Party Closing Consents. The parties shall promptly inform each other of all material developments in their respective efforts to satisfy the Third-Party Closing Consents. Purchaser shall refrain from discussions or communications with respect to the Third-Party Closing Consents with any of the applicable counterparties on Section 2.3(b)(i)(G) of the Seller Disclosure Schedule without Seller’s written consent (provided, that if any such counterparty initiates any such discussions or communications with respect to the Third-Party Closing Consents, Purchaser shall be allowed to inform such counterparty that such discussions or communications may only be had with Seller present). Purchaser shall promptly notify Seller of any communications in connection with the Third-Party Closing Consents received from any of the applicable counterparties.
(b)If any Permits issued by any Governmental Entity requires a notice to be submitted to any Governmental Entity, or any Permits issued by any Governmental Entity must be transferred to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use reasonable best efforts, and reasonably cooperate with each other, to promptly deliver such notices and effect such transfers at or prior to the Closing.
(c)During the Interim Period, Seller shall (and shall cause each of its Affiliates to) use its reasonable best efforts, and Purchaser shall cooperate reasonably with Seller, to cause each Shared Contract, including any Shared Contract listed on Section 6.5(c) of the Seller Disclosure Schedule to be replaced, divided, separated, modified, novated or replicated (in whole or in part), (any such replacement, division, separation, modification, novation or replication, an “Effective Split”) effective as of the Closing Date, such that either a Transferred Entity, Purchaser or an Affiliate of Purchaser is the beneficiary of the post-Closing rights and benefits and is responsible for the post-Closing liabilities and obligations under each such Shared Contract to the extent that such post-Closing rights, benefits, liabilities and obligations are related to the Business and that Seller or its applicable Affiliates are the beneficiaries of the rights and benefits and are responsible for the liabilities and obligations under such Shared Contract to the extent that such rights, benefits, liabilities and obligations are not related to the Business. To the extent Purchaser and Seller have not implemented or are unable to implement an Effective Split of a Shared Contract as of the Closing Date, the parties shall: (i) continue to use commercially reasonable efforts for a period of twelve (12) months following the Closing Date to implement an Effective Split with respect to such Shared Contract and (ii) cooperate with each other in any mutually agreeable, commercially reasonable and lawful arrangements (including any subcontracting, subleasing, sublicensing or other similar arrangement) designed to provide to each of Purchaser and its Affiliates (including any Transferred Entity), on the one hand, and Seller and its Affiliates, on the other hand, the rights, benefits and burdens that they would have obtained or borne had the Shared Contract been Effectively Split at the Closing. If and when such consents or approvals are obtained or such other required actions have been taken with respect to a Shared Contract, the parties shall effectuate the Effective Split of such Shared Contract in accordance with the terms of this Agreement. In no event shall the parties be obligated to take any action pursuant to this Section 6.5(c) that would constitute a breach or violation of any applicable Law or the applicable Shared Contract.
(d)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law, and such consent of a third party (including any Governmental Entity) is not obtained on or prior to the Closing Date. Subject to Section 6.3, Seller shall, and shall cause its applicable Affiliates to, prior to the Closing, use its commercially reasonable efforts to obtain any consent necessary for the transfer or assignment of any such Transferred Asset, claim, right or benefit to Purchaser; provided, however, that nothing in this Section 6.5(d) shall require any party hereto or its respective Affiliates to make any payment or other concession to such counterparty (except as otherwise expressly and specifically required elsewhere in this Agreement), or commence or participate in any Action, in each case, in connection with this Section 6.5(d); provided, further that (except as otherwise expressly and specifically required elsewhere in this Agreement) Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such consent or waiver or consent to any change in the terms of any agreement or arrangement that Purchaser in its sole discretion may deem adverse to the interests of Purchaser or the Business. Purchaser shall be provided with a reasonable opportunity prior to distribution to review and comment on all substantive consent materials to be distributed to any contractual counterparty (with such comments to be considered by Seller for inclusion in good faith and not to be unreasonably rejected). If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, for the twelve (12) month period ending on the first anniversary of the Closing Date, Seller shall continue to (and shall continue to cause its applicable Affiliates to) use its reasonable best efforts to obtain the relevant consents or waivers until such consent is obtained or applicable Transferred Asset has been transferred to Purchaser, Seller and Purchaser shall, subject to Section 6.3 (or, with respect to any Transferred Asset that is a Contract, until the earlier of the expiration or termination of such Contract in accordance with its terms), reasonably cooperate (without any further consideration payable by Purchaser) to enter into a mutually agreeable arrangement (i) under which Purchaser would, in compliance with Law, obtain the rights and benefits and assume the obligations and bear the economic burdens and other Liabilities associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser or (ii) under which the applicable member of the Seller Group would enforce for the benefit (and at the expense) of Purchaser any and all of the rights of Seller and its Subsidiaries against a third party associated with such Transferred Asset, claim, right or benefit, and Seller would promptly pay to Purchaser when received all monies received by them under any such Transferred Asset, claim, right or benefit (net of the Seller Group’s expenses incurred in connection with any assignment contemplated by this Section 6.5; provided, the Seller Group shall not incur any material costs on Purchaser’s behalf in connection therewith without the prior written consent of Purchaser). If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Transferred Asset will be effected in accordance with the terms of this Agreement.
(e)Without limiting the parties’ obligations hereunder, neither party shall have any obligation to make any payments to a third party in connection with obtaining such third-party’s consent with respect to the transfer or assignment of any Contract with such third-party, and the failure to receive any such consent shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX (other than Section 9.2(b) or Section 9.2(e)) shall have been satisfied; provided that this Section 6.5(e) shall not apply with respect to the Third-Party Closing Consents.
Section 6.6Public Announcements. During the Interim Period, no party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules (it being acknowledged that either party or its applicable Affiliates may disclose this Agreement and the transactions contemplated hereby on a Current Report on Form 8-K and other filings pursuant to the Securities Act or Exchange Act; provided that each party shall give the other party reasonable advance opportunity to review any such filings and shall consider in good faith any comments from the other party prior to making such filings), or (b) to the extent the contents of such release or announcement have previously been released publicly, or are consistent in all material respects with materials or disclosures that have previously been released publicly, by a party hereto without violation of this Section 6.6. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Seller and Purchaser.
Section 6.7Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts between any member of the Seller Group (or Affiliates thereof), on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated and (b) any and all Cash of the Transferred Entities (other than at least $5,000,000, which shall remain with or readily available to the Transferred Entities immediately following the Closing) may be taken from the Transferred Entities by Seller or other Affiliates of Seller (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans accounts); provided, that any and all Cash of the Transferred Entities shall not exceed $7,000,000 immediately prior to the Closing. Notwithstanding anything to the contrary in this Agreement, intercompany accounts between or among any of the Transferred Entities shall not constitute Indebtedness and shall not be required to have been eliminated at or prior the Closing.
Section 6.8Termination of Intercompany and Related Party Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Seller Group or Related Party thereof, on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered by Section 6.7, shall be terminated without any party having any continuing rights, remedies, obligations or Liability to the other, in each case, pursuant to written agreements or other documentation reasonably acceptable to Purchaser, drafts of which shall be provided by Seller to Purchaser at least five (5) Business Days prior to the Closing, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed on Section 6.8 of the Seller Disclosure Schedule.
Section 6.9Insurance. From and after the Closing, the Transferred Entities shall cease to be insured by the Seller Group’s (or Affiliates thereof) current and historical insurance policies or programs or by any of its current and historical self-insured programs (collectively, the “Seller Group Insurance Policies”), and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any Seller Group Insurance Policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business or any Transferred Entity, except as expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, (a) with respect to claims arising from events that occurred or were alleged to have occurred prior to the Closing Date (“Pre-Closing Occurrences”), after the Closing, Purchaser on behalf of the Transferred Entities and with respect to the Business may request that Seller or its applicable Affiliate make claims pursuant to any Seller Group Insurance Policies that is an occurrence-based insurance policy (the “Occurrence-Based Policies”) (to the extent permitted in accordance with the terms and conditions of such Occurrence-Based Policies), and, if requested by Purchaser, Seller and Parent shall (and shall cause its applicable Affiliates to) use commercially reasonable efforts to cooperate in and use commercially reasonable efforts to pursue the collection of all insurance proceeds in respect of such claims on behalf of and with respect to the Business with respect to Pre-Closing Occurrences (to the extent permitted in accordance with the terms and conditions of Occurrence-Based Policies) under such Occurrence-Based Policies and (b) with respect to claims arising from Pre-Closing Occurrences that are known to Seller or its Affiliates prior to the Closing Date, after the Closing, Seller shall (and shall continue to cause its applicable Affiliates to) continue to make claims for such known claims pursuant to any Seller Group Insurance Policy that is a claims-made insurance policy (the “Claims-Made Policies”) (to the extent permitted in accordance with the terms and conditions of such Claims-Made Policies) and Seller and Parent shall (and shall continue to cause its applicable Affiliates to) use commercially reasonable efforts to pursue the collection of all insurance proceeds in respect of such claims on behalf of the Transferred Entities and with respect to the Business with respect to such Claims-Made Policies (to the extent permitted in accordance with the terms and conditions of Claims-Made Policies). With respect to any claim made by Seller at the request of Purchaser under this Section 6.9, Purchaser shall (i) promptly reimburse Seller and its Affiliates for all reasonable out-of-pocket expenses incurred by Seller or its Affiliates in connection with the making of or defending of any claim with respect to any such Pre-Closing Occurrence made pursuant to any Occurrence-Based Policies or Claims-Made Policies and (ii) be responsible for any per claim deductible or per claim self-insured retentions with respect to such Pre-Closing Occurrence under such Occurrence-Based Policies or Claims-Made Policies. Notwithstanding anything herein to the contrary, Seller shall have the right to, in Seller’s sole discretion, fully satisfy and discharge the obligations of Seller in respect of any Pre-Closing Occurrence pursuant to this Section 6.9 by reimbursing or paying to Purchaser the amount of insurance proceeds that could have otherwise been pursued in respect of such Pre-Closing Occurrence pursuant to this Section 6.9. From and after the Closing, Purchaser shall be responsible for securing all insurance covering periods following the Closing that it considers appropriate for its operation of the Transferred Entities and the Business.
Section 6.10Reserved.
Section 6.11Litigation Support. Except with respect to the Excluded Matters, which shall be governed by Section 1.1(h) of the Seller Disclosure Schedule, in the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with (a) any transactions contemplated under this Agreement or the Ancillary Agreements or (b) any fact, situation, circumstance, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity), as applicable, Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its commercially reasonable efforts to cause its and their other Representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that, notwithstanding the foregoing, none of the other party or any of its Affiliates shall be required to provide cooperation with respect to the foregoing, including access to or disclosure of any information, if doing so would, in the reasonable and good faith opinion of counsel to such other party or any of its Affiliates, (i) violate any Law, Contract to which any of such other party or its Affiliates are bound or fiduciary obligation (ii) result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges), (iii) require Purchaser to indemnify, advance expenses to or exculpate any former director or officer of a Transferred Entity in connection with any Fraud or any breach of any covenant or representation of Seller hereunder. Except with respect to the Excluded Matters, which shall be governed by Section 1.1(h) of the Seller Disclosure Schedule, from and after the Closing, (x) Seller hereby agrees to (or to cause its applicable Affiliates to), to the extent applicable and requested by Purchaser, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions related to the Business for any member of the Seller Group (or Affiliates thereof), and for such member of the Seller Group (or Affiliates thereof) to be released from any and all such Actions effective as of the Closing and (y) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable and requested by Seller, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not Related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. In the event of any conflict between this Section 6.11 and Article VIII, Article VIII shall control.
Section 6.12Misdirected Payments; Further Assurances.
(a)Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to any member of the Seller Group (or Affiliates thereof), Seller shall, or shall cause the applicable member of the Seller Group (or Affiliates thereof) to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses or the Excluded Matters are paid to Purchaser, the Transferred Entities or their Affiliates including in contravention of Section 1.1(h) of the Seller Disclosure Schedule, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Seller.
(b)The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.12(a) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment referenced in Section 6.12(a) after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law. For the avoidance of doubt, Section 6.12(a) shall not apply to Tax refunds or credits, which are governed by Section 8.4.
(c)From time to time following the Closing, Purchaser and Seller shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party (including transferring to Purchaser (and having Purchaser assume) (i) each Transferred Asset and each

Assumed Liability that was not transferred to Purchaser or its Affiliates at the Closing, (ii) any Transferred Asset that is transferred or paid to Seller or its Affiliates by a third party after the Closing) and (iii) any Permits to be transferred pursuant to Section 6.5(b) and obtaining any consents to be obtained pursuant to Section 6.5(a).
(d)Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset or liability (including any Intellectual Property or Contract) that should have been transferred to Purchaser (through the acquisition of the Transferred Assets or Transferred Entities) pursuant to this Agreement was not so transferred, or any asset or liability (including any Intellectual Property or Contract) unrelated to the Transferred Entities or the Business or related to the Retained Business of the Seller Group (other than the Transferred Entities) was inadvertently transferred to Purchaser or the Transferred Entities, Seller shall, and shall cause its Affiliates to, or Purchaser shall, and shall cause its Affiliates to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset or liability to Purchaser, the Transferred Entities, or as Purchaser may direct, or to Seller or as Seller may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset or liability in trust for the applicable transferee until such time as such transfer is completed. For the avoidance of doubt, in the event that a Permit material to the Business is not transferred to Purchaser on the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts during the twelve (12) month period following Closing, to reasonably cooperate with and use commercially reasonable efforts to take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence such transfers, or exchange the know-how and knowledge related thereto.
Section 6.13Use of Seller Names; License.
(a)Except as expressly provided in this Section 6.13 and the Marks included in the Business Intellectual Property, Purchaser acknowledges and agrees, on behalf of itself and its Affiliates (including, from and after the Closing, the Transferred Entities) that Purchaser and its Affiliates (including, from and after the Closing, the Transferred Entities) are not acquiring under this Agreement or any Ancillary Agreement any ownership, use or other rights in or to any Marks of Seller or any of its Affiliates, including Seller’s logo, the words “New Fortress Energy,” “NFE” and Seller’s design Marks, or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Seller or any of its Affiliates, or any name, trademark, service Mark or logo that is similar to any of the foregoing (collectively, the “Seller Names”).
(b)The Transferred Entities may continue temporarily to use the Seller Names following the Closing, and solely in a manner consistent with the continued operation of the Business, to the extent used immediately as of the date hereof or prior to the Closing or in connection with the Financing set forth in Section 6.19, so long as Purchaser shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates (that are not Transferred Entities) (provided that the foregoing shall not be deemed to limit Purchaser’s or its Affiliates’ right to make factual historical statements) and (ii) use commercially reasonable efforts to minimize and eliminate use of the Seller Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to, (A) cease and discontinue use of all Seller Names, (B) take such action as is reasonably necessary to cause the names of any Transferred Entity containing Seller Names to be changed such that it no longer contains any Seller Names, including by filing all necessary documents with the Companies Office of Jamaica, and (C) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional, any electronic medium or website, or other marketing materials and other assets.
(c)Purchaser agrees that use of the Seller Names by the Transferred Entities pursuant to this Section 6.13 shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business prior to the Closing and shall comply with all applicable Laws and industry practices. All goodwill associated with such use shall inure solely to the benefit of the owner of the Seller Names. Purchaser and its Affiliates shall not intentionally take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have a materially adverse effect on the value of any of the Seller Names or the goodwill of Seller and its Affiliates associated therewith. Without limiting the foregoing, Purchaser and its Affiliates shall not (i) during the ninety (90) day period immediately following the Closing, intentionally permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Seller Name, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Seller Name, or (iii) contest the ownership or validity of any Seller Name. Without limitation to any other remedies, if Purchaser or its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller or any of its Affiliates in relation to the use of the Seller Names, Seller may immediately terminate the rights provided to Purchaser under this Section 6.13 and Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11. For the avoidance of doubt, this Section 6.13 shall only limit communications with respect to the Seller Name and shall not in any way limit Purchaser’s ability to discuss or communicate regarding the Business or the Transferred Entities and shall not restrict in any way communications as may be required by Law or stock exchange rules or in any dispute between the parties.
Section 6.14Use of Transferred Marks; License.
(a)Except as expressly provided in this Section 6.14, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use or have the right to use or any other rights in, any Marks included in the Business Intellectual Property or Transferred Assets or any variations or derivatives thereof, or any name, trademark, service Mark or logo that is similar to any of the foregoing (collectively, the “Transferred Marks”).
(b)Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, and solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Seller shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with the Transferred Entities (provided that the foregoing shall not be deemed to limit Seller’s or its Affiliates’ right to make factual historical statements) and (ii) use commercially reasonable efforts to minimize and eliminate use of the Transferred Marks by it or any of its Affiliates. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Seller shall and shall cause each of its Affiliates, as applicable, to, (A) cease and discontinue use of all Transferred Marks and (B) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets.
(c)Seller agrees that use of the Transferred Marks by Seller or any of its Affiliates shall be at a level of quality equal to or greater than that used by Seller and its Affiliates in the operation of their respective businesses immediately prior to the Closing and such use shall comply with all applicable Laws and industry practices. All goodwill associated with such use shall inure solely to the benefit of Transferred Entities. Neither Seller nor its

Affiliates shall intentionally take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have a materially adverse effect on the value of any of the Transferred Marks or the goodwill of the Transferred Entities associated therewith. Without limiting the foregoing, Seller and its Affiliates shall not (i) during the ninety (90) day period immediately following the Closing, intentionally permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Transferred Mark, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Transferred Mark, or  (iii) contest the ownership or validity of any Transferred Mark. Without limitation to any other remedies, if Seller or its Subsidiaries fail to comply with the foregoing terms and conditions in all material respects, the Transferred Entities may immediately terminate the rights provided to Seller under this Section 6.14 and Purchaser or the Transferred Entities shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11.
Section 6.15Release.
(a)Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns (each, a “Releasing Party”), hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its Affiliates (other than the Transferred Entities) and its and their past, present or future Representatives and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entity or Representatives of any member of the Seller Group or any Transferred Entity, as applicable (such released Persons, the “Seller Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, claims for contribution or indemnification, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity (the “Released Claims”), arising out of or related to events, circumstances, occurrences, or actions taken by the Seller Releasees and/or the Transferred Entities in connection with the Business or Transferred Assets occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting Released Claims.
(b)Effective as of the Closing, each of Parent and Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and its Affiliates (including the Transferred Entities) and its and their past, present or future Representatives and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Transferred Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, claims for contribution or indemnification, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Transferred Releasees in connection with the Business or Transferred Assets occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof. Seller shall not make, and Seller shall not permit any of its Affiliates to make, and Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.15(b).
Section 6.16Pre-Closing Transactions. Prior to the Closing, Seller shall, and shall cause its Affiliates (including the Transferred Entities) to take all necessary actions and steps to obtain the consents, execute the documents and agreements and otherwise perform and effectuate the transactions contemplated by Section 6.16 of the Seller Disclosure Schedule hereto (all such actions, the “Pre-Closing Transactions”). Without limiting the foregoing, Seller shall (a) keep Purchaser reasonably informed on a reasonably current basis with respect to the Pre-Closing Transactions, (b) provide Purchaser with drafts of the Pre-Closing Transaction Documents to be entered into in connection with the Pre-Closing Transactions for Purchaser’s review and comment in advance and (c) not file or execute any such documentation or make any filing without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall (and shall cause its Affiliates to) take such actions as are reasonably requested by Seller to effectuate the Pre-Closing Transactions.
Section 6.17R&W Insurance. Purchaser may obtain and maintain at Purchaser’s sole expense the R&W Insurance Policy. If Purchaser obtains the R&W Insurance Policy, the R&W Insurance Policy shall be in respect of the representations and warranties in Article III and Article IV of this Agreement and any certificate or Ancillary Agreement delivered in connection with this Agreement and Purchaser shall pay or cause to be paid all costs and expenses related to obtaining the R&W Insurance Policy as they come due, including the total premium, underwriting costs, diligence costs, taxes, brokerage commission and other fees, costs and expenses of the R&W Insurance Policy. Further, the R&W Insurance Policy shall provide that (a) the insurer shall have no, and shall waive and not pursue any and all, indemnification, contribution, subrogation or other recovery rights against Seller and its Affiliates, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives, and each of their respective successors and assigns (collectively, the “Seller Related Parties”), except in the case of Fraud committed by Seller in making the applicable representations and warranties in Article III or Article IV and (b) the Seller Related Parties shall be express third-party beneficiaries of such waiver, and following the Closing, Purchaser shall not amend or change (or permit the amendment or change of) the provisions of the R&W Insurance Policy in any manner that would, or would reasonably be expected to, adversely affect Seller or materially, including by allowing the insurer thereunder or any other Person to seek indemnification or contribution from, subrogate against or otherwise make or bring any claim or Action against any Seller Related Party based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (except for Fraud by Seller in making the applicable representations and warranties in Article III or Article IV). For the avoidance of doubt, the parties hereto acknowledge and agree that Purchaser or its Affiliate obtaining the R&W Insurance Policy is not a condition to the Closing.
Section 6.18Financing.
(a)No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, Purchaser will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters without the prior written consent of Seller if such amendment, replacement, supplement, modification or waiver would: (i) reduce the aggregate amount of the Financing (including by changing the amount of the fees to be paid or the original issue discount of the Financing) below the amount necessary (taking into account any corresponding increase in any other portion of the Financing and any Alternate Debt Financing, and available cash and other immediately available financial resources of Purchaser and its Subsidiaries (which, for the avoidance of doubt, shall include cash proceeds received by Purchaser and its Subsidiaries from issuance of securities)) to make all payments contemplated by this Agreement in connection with the transactions contemplated hereby; (ii) impose new or additional conditions or other contingencies relating to the receipt or funding of the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or expand the information required to be provided by Seller to the Financing Source, other than the information required to be provided by Section 6.19 as in effect on the date hereof; (iii) reasonably be expected to (A) prevent or materially delay the Closing Date or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur; (iv) adversely impact the ability of Purchaser to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto or (v) cause the early termination of the Financing Letters (other than in connection with the obtaining of an equivalent amount of Alternate Debt Financing or other Financing, or other available cash (including cash proceeds of securities issued after the date hereof) and other immediately available financial resources) (less the amount of any corresponding increase in any other portion of the Financing or any Alternate Debt Financing). Notwithstanding the foregoing, Purchaser may amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments. Purchaser shall promptly furnish to Seller a copy of any amendment, replacement, supplement, modification or waiver relating to the Financing Letters. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters together with any permissible amendments or modifications and (2) “Debt Commitment Letters” or “Financing Letters” will include such documents together with any permissible amendments or modifications.
(b)Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Purchaser will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Financing Letters, including, but not limited to, using its reasonable best efforts to: (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Financing contemplated by the Debt Commitment Letters and related Fee Letter (unless all commitments therefor have been terminated in accordance with the terms thereof as a result of the obtaining of other Financing) on a timely basis on the terms and conditions (including any “flex” provisions in the related Fee Letter) contemplated by the Debt Commitment Letters and related Fee Letter, or such other terms acceptable to Purchaser and the Financing Sources (taking into account the limitations on amendments and modifications to the Financing Letters set forth in Section 6.18(a)); (iii) satisfy (or obtain waivers with respect to) all conditions contained in the Debt Commitment Letters and related Fee Letter and such definitive agreements related thereto, to the extent within the control of Purchaser, on or prior to the Closing Date; (iv) if the conditions set forth in Section 9.1 and Section 9.2 and the conditions set forth in the Debt Commitment Letter would be satisfied, consummate the Financing at or prior to the Closing, including causing the Financing Sources to fund the Financing at the Closing; (v) comply with its obligations pursuant to the Financing Letters on or prior to the Closing Date; and (vi) enforce its rights pursuant to the Financing Letters.
(c)Information. Purchaser shall: (i) keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide Seller with copies of all executed definitive material agreements related to the Financing. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice in writing: (A) of any material breach (or threatened breach), material default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any material breach or default), cancellation, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of which Purchaser or its Affiliates becomes aware; (B) of the receipt by Purchaser of any written notice from any Financing Source with respect to any actual or asserted breach, default, cancellation, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; and (C) if for any reason Purchaser at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing in an amount sufficient (together with available cash (including cash proceeds of securities issued after the date hereof) and other immediately available financial resources of Purchaser and its Subsidiaries) to make all payments contemplated by this Agreement in connection with the transactions contemplated hereby, including the payment of the Closing Purchase Price.
(d)Alternate Debt Financing. If any portion of the Financing becomes unavailable, or Purchaser becomes aware of any event or circumstance that makes any portion of the Financing unavailable, on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letters and related Fee Letter (unless such unavailability is due to the failure of a condition to the consummation of the Financing resulting from a breach of any representation, warranty, covenant or agreement of Seller or the Transferred Entities set forth in this Agreement and as a result of which alternative financing sources are not otherwise then available), Purchaser will promptly notify Seller in writing (but in any event within two (2) Business Days after the occurrence or discovery thereof) and Purchaser will use its reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event: (i) arrange and obtain the Financing or such portion of the Financing from the same or alternative sources (A) on terms and conditions not materially less favorable in the aggregate to Purchaser (as reasonably determined by Purchaser) than those contained in the Debt Commitment Letters and related Fee Letter (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 6.18(a) if the same had been effected through an amendment or modification of the Debt Commitment Letter) and (B) in an amount, when taken together with any remaining available portion of the Financing (if any) and available cash (including cash proceeds of securities issued after the date hereof) and other immediately available financial resources of Purchaser and its Subsidiaries, sufficient to make all payments contemplated by this Agreement in connection with the transactions contemplated hereby, including the payment of the Closing Purchase Price (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Purchaser will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto) to Seller. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect and (B) any reference in this Agreement to the “Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.
(e)No Financing Condition. Notwithstanding the foregoing, compliance by Purchaser with this Section 6.18 shall not relieve Purchaser of its obligations to consummate the Sale whether or not the Financing is available, and Purchaser acknowledges and agrees that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained,

Purchaser will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article IX, to consummate the Sale.
Section 6.19Financing Cooperation
(a)Cooperation. Prior to the Closing Date, Seller will use its reasonable best efforts, and will cause each of its Affiliates, and the respective officers, employees, and advisors, including legal and accounting, of Seller and its Affiliates, to use its and their respective reasonable best efforts, to provide Purchaser (or the Financing Sources) with all customary cooperation reasonably requested by Purchaser to assist it in arranging or obtaining the Financing (which term shall include any debt securities issued in lieu thereof), including use of reasonable best efforts to assist it in causing the conditions in the Debt Commitment Letter to be satisfied and in connection with the refinancing thereof or any equity financing contemplated by Purchaser for purposes of consummating the transactions contemplated herein (the “Equity Financing”), including using reasonable best efforts in:
(i)participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies to the extent customary for the Financing or the Equity Financing;
(ii)assisting Purchaser and the Financing Sources with the preparation of customary offering and syndication materials of any Financing or any Equity Financing, rating agency presentations, bank information memoranda, lender and investor presentations and other marketing material, including the execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions), in each case to the extent required in connection with the Financing;
(iii)[Reserved];
(iv)assisting Purchaser in connection with the preparation of (but not execution of) any pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser or the Financing Sources, including assistance with the preparation of schedules and exhibits thereto or other customary informational requirements relating to the Transferred Entities and the Transferred Assets, it being understood that such documents will not take effect until the Closing;
(v)furnishing Purchaser and the Financing Sources with all customary financial statements, financial data, audit reports and other information regarding Seller and its Affiliates to the extent readily available to Seller or its Affiliates and necessary for the completion of the marketing of the Financing, any refinancing thereof or the Equity Financing (including for due diligence purposes); it being understood that Purchaser shall be responsible for the preparation of any pro forma financial statements and marketing materials for the Financing, any refinancing thereof or the Equity Financing; provided that, solely with respect to financial information and data derived from Seller’s and such Affiliate’s historical books and records, Seller and its Affiliates shall provide reasonable and customary assistance to Purchaser with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Purchaser or the Financing Sources and customary to be included in any marketing materials or of the type required by the Financing or the Equity Financing;
(vi)assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to: (A) permit the consummation of the Financing and the Equity Financing; and (B) cause the direct borrowing or incurrence of all of the proceeds of the Financing; and
(vii)furnishing, at least three (3) Business Days prior to the Closing Date, Purchaser and the Financing Sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least ten (10) Business Days prior to the Closing Date.
(b)Obligations of Seller. Nothing in this Section 6.19 will require Seller or any of its Subsidiaries to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it is not indemnified by or on behalf of Purchaser; (ii) take any action that would reasonably be expected to cause any condition set forth in Article IX to fail to be satisfied; (iii) enter into any definitive agreement in connection with the Financing (except, in the case of the Transferred Entities, agreements that are effective only as of, and not prior to, the Closing and any Seller Debt Facilities Release that is conditioned on the Closing); (iv) give any indemnities in connection with the Financing that are effective prior to the Closing; or (v) take any action in connection with the Financing that, in the good faith and reasonable determination of Seller, would unreasonably interfere with the conduct of the business or Seller and its Subsidiaries, breach any confidentiality obligations or create an unreasonable risk of damage or destruction to any material property or assets of Seller or any of its Subsidiaries. In addition, no action, liability or obligation of Seller, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Closing, and neither Seller nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing. Nothing in this Section 6.19 will require: (A) any officer or Representative of Seller or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.19 that could reasonably be expected to result in personal liability to such officer or Representative; (B) the board of directors of Seller to approve any financing or Contracts related thereto prior to the Closing; (C) Seller, its Affiliates or their respective officers, directors, employees, equityholders, Representatives and agents to be exposed to any liability for the contents of, or use by the recipients of, any rating agency presentations, bank information memoranda, financing marketing materials or similar documents required or used in connection with the Financing (except to the extent arising from (x) information provided by or on behalf of Seller or its Affiliates or (y) the gross negligence, bad faith, willful misconduct, fraud or intentional misrepresentation of Seller or its Affiliates); (D) Seller and its Subsidiaries to issue any offering document or, except as set forth in Section 6.19(a)(iv) or Section 6.19(a)(v), provide or make available any information, financial or otherwise; (E) [reserved], (F) Seller, its Affiliates, nor any of their respective officers, directors, employees, equityholders, Representatives and agents to consent to the pre-filing of UCC-1 financing statements or any other grant of any lien or other encumbrance that is effective prior to the Closing Date; (G) [reserved], (H) Seller, its Subsidiaries, nor any of their respective officers, directors, employees, equityholders, Representatives and agents to have any obligations or liability under this Section 6.19 after the Closing Date except as expressly set forth above; (I) Seller or its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or is privileged and disclosure of which would result in a loss of such privilege; or (J) Seller or its Subsidiaries to prepare or deliver any financial statements other than the Seller SEC Filings, the Business Financial Statements, the Statutory Financial Statements or the financial statements to be delivered pursuant to Condition 5 of Exhibit C to the Debt Commitment Letter. Seller and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or solvency certificates.

(c)Use of Logos. Seller hereby consents to the use of Seller Names that consist of Seller’s and its Affiliates’ logos in connection with the Financing so long as such logos: (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Affiliates; and (ii) are used solely in connection with a description of Seller or any of its Affiliates, its or their respective businesses and products, or the Sale.
(d)Reimbursement. Promptly upon request by Seller, Purchaser will reimburse Seller for any reasonable and documented out-of-pocket fees, costs and expenses or other similar amounts (including those of its accountants, consultants, legal counsel, agents or Representatives) incurred by Seller or any of its Representatives in connection with the cooperation of Seller, its Subsidiaries and their Representatives in the preparation of the financial statements required under Section 9.2(f) (the “Financial Statement Costs”) or contemplated by this Section 6.19 (provided that, (x) if the financial statements required under Section 9.2(f) are limited to financial statements as of December 31, 2024, such reimbursement with respect to Section 9.2(f) shall not exceed $1,000,000, and the parties shall each bear fifty percent (50%) of any Financial Statement Costs in excess of $1,000,000 and (y) if the financial statements required under Section 9.2(f) include financial statements as of December 31, 2024 and December 31, 2023, such reimbursement with respect to Section 9.2(f) shall not exceed $2,000,000, and the parties shall each bear fifty percent (50%) of any Financial Statement Costs in excess of $2,000,000).
(e)Indemnification. None of Seller, Seller’s Affiliates or their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or provide or agree to provide any indemnity in connection with the Financing contemplated by the Financing Letters or their performance of their respective obligations under this Section 6.19 and any information utilized in connection therewith. Seller, its Affiliates and their respective Representatives will be indemnified and held harmless by Purchaser from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent arising from the gross negligence, bad faith, willful misconduct, fraud or intentional misrepresentation of Sellers or its Affiliates.
(f)No Exclusive Arrangements. In no event will Purchaser or any of its Affiliates (which for this purpose will be deemed to include each direct investor in Purchaser and the financing sources or potential financing sources of Purchaser and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to Seller or any of its Affiliates or in connection with the Sale.
Section 6.20Credit Support Obligations.
(a)During the Interim Period or at the Closing, Purchaser will, with respect to the Credit Support Obligations set forth on Section 6.20(a) of the Seller Disclosure Schedule (the “Liquid CSOs”): (i) provide replacement letters of credit, other liquid security, or surety bonds, in each case, in form and substance reasonably satisfactory to the respective banks or other applicable counterparties who are the beneficiaries of such forms of Credit Support Obligations to any Liquid CSOs that require such forms of security, and (ii) obtain a full release of Seller and its Affiliates, as applicable, with respect to all Liquid CSOs. During the Interim Period,

Purchaser will, with respect to the Credit Support Obligations set forth on Section 6.20(b) of the Seller Disclosure Schedule (the “Illiquid CSOs”), use commercially reasonable efforts to: (x) provide replacement guarantees, or other assurances of payment with respect to the Illiquid CSOs, in form and substance reasonably satisfactory to the respective banks or other applicable counterparties thereto who are beneficiaries of such forms of credit support obligations (the replacement Credit Support Obligation collectively described in clauses (i) and (x) of this Section 6.20(a), collectively, the “Replacement Credit Support”), and (y) obtain a full release of Seller and its Affiliates, as applicable, with respect to all Illiquid CSOs described in Section 6.20(b) of the Seller Disclosure Schedule.
(b)If any Replacement Credit Support is not obtained by the Closing Date, then Purchaser shall from and after the Closing (i) use reasonable best efforts to provide all remaining necessary Replacement Credit Support and obtain the required release as promptly as practicable after the Closing and (ii) indemnify and hold harmless Seller and its Affiliates from and against any and all Liabilities arising out of or relating to the non-released Credit Support Obligations until such Credit Support Obligations are released. In such event, without limiting Purchaser’s indemnity and other obligations pursuant to the previous sentence, Seller or its Affiliates will maintain the relevant Credit Support Obligations in place until the earlier of (x) such time as the Credit Support Obligations are completed, abandoned or terminated in accordance with their terms, without amendment or extension, or (y) Purchaser is able to secure the Replacement Credit Support. Seller and its Affiliates shall reasonably cooperate with, and provide any assistance and information reasonably requested by, Purchaser in connection with Purchaser’s obligations under this Section 6.20(b). For the avoidance of doubt, Purchaser’s obligation pursuant to this Section 6.20(b) shall be contingent on the occurrence of the Closing.
Section 6.21Seller Debt Facilities Release; Payoff. No later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Purchaser customary final draft documentation evidencing the release of the Transferred Entities from the Seller Debt Facilities (the “Seller Debt Facilities Releases”) to the extent the Transferred Entities are obligors or guarantors under, or the assets of Transferred Entities (including the Transferred Assets) are subject to any Lien securing, such Seller Debt Facilities and such documentation shall be in form and substance reasonably acceptable to Purchaser, and shall provide that all guarantees provided by Transferred Entities in connection with the Seller Debt Facilities shall be released and terminated upon the Closing and all Liens with respect to the assets of the Transferred Entities including the Transferred Assets shall be terminated and of no further force and effect. No later than the earlier of (i) forty-five (45) days prior to the Closing Date and (ii) such date as may be required therefor under the agreements governing the Jamalco Debt, Seller shall have delivered (and provided to Purchaser a copy of) such prepayment or redemption notices as required to effect a prepayment or redemption in full of the Jamalco Debt on the Closing Date, and such notices shall specify all amounts required to be paid in connection with such prepayment or redemption. No later than one (1) Business Days prior to the Closing Date, Seller shall have delivered to Purchaser final draft release documents (“Release Letters”) relating to the prepayment or redemption in full of the Jamalco Debt, which release documents shall be in form and substance reasonably acceptable to Purchaser, and shall provide that, upon payment in full of the amounts indicated in the prepayment or redemption notices (which, for the avoidance of doubt, shall be done on the Closing Date promptly following Closing), (1) all outstanding obligations of the Transferred Entities arising under or related to the Jamalco Debt shall be repaid, discharged and extinguished in full, (2) all Liens with respect to the assets of Transferred Entities (including the Transferred Assets) securing the Jamalco Debt shall be terminated and of no further force and effect, (3) all agreements evidencing the Jamalco Debt and such Liens shall be terminated, (4) JCSD Trustee Services Limited, as trustee and as security agent, shall take all actions reasonably requested by Purchaser or its designees to evidence and record such discharge and release as promptly as practicable, and (5) JCSD Trustee Services Limited, as trustee and as security agent, shall return to the Transferred Entities all instruments evidencing the Jamalco Debt (including all notes) and all collateral securing the Jamalco Debt, together with, as applicable, termination notices, as applicable, with respect to the notices of security interest filed against the assets of the Transferred Entities (including the Transferred Assets) by the holders of such Liens.
Section 6.22Companies Act. Purchaser shall, as promptly as possible after Closing, and in no event later than fourteen (14) days after the Closing Date, at no cost to Seller or its Affiliates, make any and all filings or notifications with the applicable Governmental Entities necessary or required under the Companies Act to reflect the consummation of the transactions contemplated by this Agreement (including the change of beneficial ownership of the Transferred Entities).
Section 6.23Data Room. Promptly following the date hereof, Seller shall deliver to Purchaser a hard drive or other digital device containing copies of the documents and information uploaded to the “Project Marlin” electronic data room hosted by “IdealsVDR”, as the site existed as of 11:59 PM (Eastern time) on the day one (1) Business Day prior to the date hereof.
Section 6.24Non-Competition; Non-Solicitation.
(a)For a period of five (5) years following the Closing, each of Parent and Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:
(i)engage in, perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person (other than the Transferred Entities or Purchaser) that competes in, or engages in, the Business (collectively, the “Restricted Business”);
(ii)solicit or recruit any Transferred Business Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Business Employees or (B) Seller or any of its Affiliates from soliciting or recruiting any Transferred Business Employee who has ceased to be employed or retained by a Transferred Entity, Purchaser or any of their respective Affiliates for at least six (6) months; or
(iii)approach or seek Restricted Business from any Customer, refer Restricted Business from any Customer to any Person engaged in the Restricted Business or be paid commissions based on Restricted Business sales received from any Customer by any Person. For purposes of this Section 6.24(a)(iii), the term “Customer” means any Person to which Seller, the Transferred Entities, or any of their respective Affiliates provided products or services during the twenty four (24) -month period prior to the Closing; provided, that the foregoing shall not prohibit any referral of Business by Seller or the Transferred Entities to Purchaser or its Affiliates.
(b)For a period of five (5) years following the Closing, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement solicit or recruit any employee of the Seller Group as of immediately prior to the Closing (such employees, “Seller Group Employees”); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Seller Group Employees or (B) Purchaser or any of its Affiliates from soliciting or recruiting any Seller Group Employee who has ceased to be employed or retained by a member of the Seller Group for at least six (6) months.
(c)Each party acknowledges that the covenants of Parent, Seller and Purchaser set forth in this Section 6.24 are an essential element of this Agreement and that any breach by a party of any provision of this Section 6.24 will result in irreparable injury to the other party. Each party acknowledges that in the event of such a breach, in addition to all other remedies available at law, each party shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.24 are reasonable and proper to protect the legitimate interest of the other party.
(d)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.24 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the parties’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the other party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.24 because taken together they are more extensive than necessary to assure to the parties’ the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
(e)Notwithstanding anything to the contrary in this Section 6.24(a)(i) or (iii), nothing herein shall restrict, prohibit or limit Parent, Seller and its Affiliates from conducting any current or future operations outside of Jamaica.
Section 6.25Exclusivity. Each of Parent and Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Parent and Seller shall not, and shall take all action necessary to ensure that none of the Transferred Entities or any of their respective Affiliates or Representatives shall, directly or indirectly:
(a)solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Transferred Entities or the Transferred Assets, other than inventory to be sold in the Ordinary Course of Business, (ii) to enter into any merger, consolidation or other business combination of a Transferred Entities or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction by a Transferred Entities or Transferred Assets; or
(b)participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each of Parent and Seller immediately shall, and shall cause its respective Affiliates to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.
(c)Each of Parent and Seller shall notify Purchaser promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made, in each case, relating to the Business. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each of Parent and Seller shall not, and shall cause its Affiliates not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement relating to the Business to which Seller, Parent, the Transferred Entities or any of their respective Affiliates is a party, without the prior written consent of Purchaser.
Section 6.26Casualty and Condemnation. If, prior to the Closing, there is a condemnation, casualty, loss or other material damage event (such event, a “Casualty Event”) with respect to any Transferred Asset that is covered by an insurance policy of Seller or its Affiliates, Seller shall, or shall cause its applicable Affiliate, promptly file a claim with respect to the Casualty Event under the applicable insurance policy. Seller shall, and shall cause its applicable Affiliates, to (i) use commercially reasonable efforts to repair or replace such condemned or damaged property through the use of any such insurance proceeds or (ii) preserve and not distribute any proceeds received under any insurance policies in respect of such Casualty Event. Any such proceeds that are retained at Closing shall not be included in the calculation of the Closing Cash Amount except to the extent such Cash reimburses the Transferred Entities for payments of Cash to third parties made prior to the Closing Date with respect to such Casualty Event, and any receivable with respect to such proceeds shall not be included in the calculation of Working Capital or Working Capital Adjustment Amount unless a corresponding liability is included in the calculation of Working Capital or the Working Capital Adjustment Amount.
Article VII

EMPLOYEE MATTERS COVENANTS
Section 7.1Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall, or shall cause its applicable Affiliates to, provide or cause to be provided, for the period commencing on the Closing Date and ending on the date that is the first (1st) anniversary thereof (or such shorter period of continued employment), (a) at least the same hourly wage rate or base annual salary, as applicable, in effect for such Transferred Business Employee immediately prior to the Closing, (b) target annual cash incentive compensation opportunities (excluding, for the avoidance of doubt, equity or equity-based compensation and long-term incentive compensation) that are no less favorable in the aggregate than the target annual incentive compensation opportunities (excluding, for the avoidance of doubt, equity or equity-based compensation and long-term incentive compensation) as in effect for such Transferred Business Employee immediately prior to the Closing or that Purchaser and its Affiliates offer to their similarly situated employees, (c) severance benefits in amount and upon and under terms, conditions and provisions that are at least as favorable to such Transferred Business Employee as the severance benefits provided by any Transferred Entity to such Transferred Business Employee immediately prior to the Closing and (d) employee benefits (excluding any equity-based benefits, transaction, change in control or retention bonuses, nonqualified deferred compensation, defined benefit pension benefits, and retiree health or welfare benefits) that are substantially comparable, in the aggregate, to those in effect with respect to such Transferred Business Employee immediately prior to the Closing, as provided pursuant to a Transferred Entity Benefit Plan, or that Purchaser and its Affiliates offer to their similarly situated employees. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of Article VII, comply with any additional obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of employment or termination of employment of the Transferred Business Employees and offer or provide such terms and conditions as are necessary to prevent triggering severance, redundancy, termination or similar payments or benefits to Transferred Business Employees as a result of the transactions contemplated by this Agreement.

Section 7.2Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity or other Affiliate of Purchaser to, give each Transferred Business Employee credit for purposes of vesting, eligibility to participate and severance and paid time off benefit accrual under (a) any Transferred Entity Benefit Plans, (b) each other employee benefit or compensation plan, policy, program, agreement or arrangement, and (c) any other service-based or seniority-based entitlement, in each case, maintained or made available for the benefit of Transferred Business Employees as of or after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service.
Section 7.3Accrued Vacation and Paid Time Off. Effective as of the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, honor all obligations of the Transferred Entities for all accrued, unused vacation and paid time off for Transferred Business Employees.
Section 7.4Health and Welfare Coverages. To the extent that any Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a health or welfare plan or plans of Purchaser or its Affiliates in the plan year in which the Closing occurs, Purchaser shall use commercially reasonable efforts to ensure that such plans (a) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding Transferred Entity Benefit Plan) or on the basis of any other exclusion, actively-at-work requirement or waiting period not in effect under the applicable Transferred Entity Benefit Plan, and (b) provide such Transferred Business Employee full credit for any deductible, co-payment, co-insurance and out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment, co-insurance and maximum out-of-pocket expense provisions, as applicable, of such Purchaser or Affiliate plans.
Section 7.5Bonus Treatment.
(a)Except as provided in Section 7.5(b), Purchaser shall, or shall cause one or more of its Affiliates to, pay all unpaid annual, quarterly or other cash bonuses or commissions (each, a “Bonus” and collectively, the “Bonuses”) earned with respect to any performance period that is completed as of the Closing Date or that has otherwise commenced as of the Closing Date, in the amounts determined based on the level of attainment of the applicable performance measures in the Ordinary Course of Business, to all Transferred Business Employees who are eligible for such Bonuses as of the Closing Date, with such payment to be made upon the applicable payment date under the terms of the Benefit Plan that applies to such Bonus (as in effect as of the Closing) in the Ordinary Course of Business (such applicable payment date, the “Bonus Payment Date”). Notwithstanding the foregoing or any terms of any Benefit Plan, any Transferred Business Employee who experiences an Involuntary Termination prior to the applicable Bonus Payment Date shall remain entitled to receive their applicable Bonus on the applicable Bonus Payment Date.
(b)To the extent that Closing occurs prior to the payment of bonuses in respect of the 2024 fiscal year, then on the Closing, Seller shall, or shall cause one or more of its Affiliates to, pay to each Transferred Business Employee such employee’s 2024 fiscal year annual bonus based on actual performance for the 2024 fiscal year. Purchaser shall provide the Transferred Business Employees who were eligible to participate in a Transferred Entity Benefit Plan providing annual bonuses as of immediately prior to the Closing with the opportunity to earn annual bonuses without proration for the calendar year in which the Closing occurs, which annual bonuses shall be governed by plans, programs or arrangements maintained by Purchaser and its Affiliates in their discretion, subject to Purchaser’s obligations under Section 7.1.
Section 7.6Seller Benefit Plans; Transferred Entity Benefit Plans. For the avoidance of doubt, from and after the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all assets, Liabilities, Contracts and other obligations maintained, entered into, with respect to, in connection with or at any time arising under, the Transferred Entity Benefit Plans listed on Section 7.6 of the Seller Disclosure Schedule.
Section 7.7No Third-Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) subject to complying with this Article VII, prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Business Employee (subject to Section 7.1), or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.
Section 7.8Employment Transfer. Prior to the Closing Date, Purchaser shall or cause one of its Affiliates to provide an offer of employment to the Business Employee listed on Section 7.8 of the Seller Disclosure Schedule. To the extent that such Business Employee accepts such offer, such Business Employee shall be deemed a Transferred Business Employee for all purposes of this Agreement.
Section 7.9Communications. Prior to making any written communications to Transferred Business Employees concerning the transactions contemplated hereby (including pertaining to the treatment of compensation or benefits in connection with the transactions or post-Closing employment terms), Seller shall provide Purchaser with a copy of the intended communication, and Purchaser shall have a reasonable period of time to review and comment on the communication, and Seller shall give reasonable and good faith consideration to any comments made with respect thereto.
Article VIII

TAX MATTERS
Section 8.1Tax Returns.
(a)Seller shall prepare (or cause to be prepared) all Tax Returns required to be filed by each Transferred Entity or with respect to any Transferred Asset after the Closing Date for any Pre-Closing Tax Period (other than the pre-closing portion of a Straddle Period) (“Pre-Closing Tax Return”). Except to the extent otherwise required by applicable Law, such Pre-Closing Tax Returns shall be prepared on a basis consistent with (i) this Article VIII and (ii) past practice so long as that such past practice is supportable at a more likely than not or higher standard; provided, however, such Pre-Closing Tax Returns shall be prepared in a manner consistent with final transfer pricing advice and input on all relevant transfer pricing matters (to the extent such matters could impact the liability of a Transferred Entity for any Taxes) from any of Deloitte, Ernst & Young, KPMG, or PricewaterhouseCoopers, even if such advice is not consistent with past practice. Not later than thirty (30) days prior to the due date for filing any such Pre-Closing Tax Return (other than Pre-Closing Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period which shall be provided for review as early as possible prior to the due date), Seller shall deliver a draft of such Pre-Closing Tax Return, together with supporting documentation (including supporting documentation for applicable transfer tax advice, which advice shall be consistent with the preceding sentence), to Purchaser for its review and comment. Seller will cause such Pre-Closing Tax Return (after considering Purchaser’s reasonable comments) to be timely filed, will provide a copy thereof to Purchaser and will pay all Taxes owed with respect to such Tax Return, except to the extent such Taxes were taken into account in the calculation of the Purchase Price in a manner that reduced the Purchase Price; provided, however, to the extent that, under applicable Law, there is no procedure available (or it is otherwise not practical) for Seller to file any such Pre-Closing Tax Returns, Seller shall prepare (or cause to be prepared) a final draft of any such Pre-Closing Tax Returns (after considering Purchaser’s reasonable comments), Purchaser shall timely file (or cause to be timely filed) such Pre-Closing Tax Returns in accordance with (and without material deviation from) such final draft, and Purchaser shall provide a copy of such filed Pre-Closing Tax Returns to Seller together with proof of filing and payment of Taxes owed with respect to such Tax Returns. To the extent that any penalties, interest or other additions to Tax are imposed solely as a result of a failure by Purchaser to timely file any Tax Returns in accordance with this Section 8.1(a) or timely pay or cause to be paid all Taxes shown thereon, such penalties, interest, or other additions to Tax shall be borne by Purchaser (and Purchaser shall reimburse Seller to the extent that Seller has paid or is required to pay such amounts).
(b)Purchaser shall prepare (or cause to be prepared) all Tax Returns required to be filed by the Transferred Entities or with respect to any Transferred Asset with respect to any Straddle Period (“Straddle Period Tax Returns”). Except to the extent otherwise required by applicable Law, such Tax Returns shall be prepared on a basis consistent with (i) this Article VIII and (ii) past practice, so long as that such past practice is supportable at a more likely than not or higher standard (provided, however, Straddle Period Tax Returns shall be prepared in a manner consistent with final transfer pricing advice and input on all relevant transfer pricing matters (to the extent such matters could impact the liability of a Transferred Entity for any Taxes) from any of Deloitte, Ernst & Young, KPMG, or PricewaterhouseCoopers). Not later than thirty (30) days prior to the due date for filing any such Straddle Period Tax Return (other than Straddle Period Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing) Purchaser shall deliver a draft of such Straddle Period Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment. Purchaser will cause such Tax Return (after taking into account Seller’s reasonable comments and revising accordingly) to be timely filed and such Taxes shown due thereon to be timely paid and will provide a copy of such Tax Return and proof of payment of such Taxes to Seller. Not later than ten (10) days after the receipt of such Tax Return and proof of payment of such Taxes as required pursuant to the preceding sentence, Seller shall pay to Purchaser an amount equal to the portion of any such Taxes attributable to Seller determined in accordance with Section 8.1(c) and determined without regard to any loss, credit, or Tax attribute of Purchaser or its Affiliates (other than Transferred Entities) for any Tax period, except to the extent such Taxes were taken into account in the calculation of the Purchase Price in a manner that reduced the Purchase Price.
(c)Proration of Straddle Period Taxes. Subject to Section 8.3(a), in the case of Taxes that are payable with respect to any Straddle Period by or with respect to any Transferred Entity or with respect to any Transferred Asset, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the Tax period of the Transferred Entity (and each partnership in which the Transferred Entity is a partner) ended with (and included) the Closing Date including, for the avoidance of doubt, treating the taxable year of any entity the income or gain of which would be includible in the income of the Company or any Subsidiary of the Company under Sections 702, 951, 951A or 1293 of the Code or any corresponding, similar or analogous provision of state, local or non-U.S. Law as ending as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;
(ii)in the case of Taxes not described in clause (i) above and that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) by a Transferred Entity, deemed equal to the amount that would be payable if the Tax period of the Transferred Entity (and each partnership in which the Transferred Entity is a partner) ended with (and included) the Closing Date; and
(iii)in the case of Taxes not described in clause (i) or (ii) above (including any such Taxes that are imposed on a periodic basis with respect to the Transferred Assets or with respect to the assets or capital of a Transferred Entity), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 8.2Cooperation. Each of Purchaser and Seller shall (and shall cause its Affiliates to) cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding, in each case, with respect to Taxes of or with respect to any Transferred Entity, Transferred Asset or the Business for any taxable periods (or portions of any Straddle Periods) ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 8.3Transfer Taxes.
(a)Seller shall be responsible for any transfer, documentary, value added, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement or any other Ancillary Agreement (“Transfer Taxes”) related to or incurred as a result of the Pre-Closing Transactions.
(b)With respect to all other Transfer Taxes, Seller and Purchaser shall each be responsible for 50% of such Transfer Taxes.
(c)Any Tax Returns required to be filed in connection with such Transfer Taxes shall be prepared by the party hereto primarily responsible under applicable Law for the filing of any such Tax Return. The parties hereto shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 8.4Tax Treatment of Payments. Except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law, each of Seller and Purchaser shall (and shall cause its respective Affiliates to) treat any and all payments under Section 2.7 and this Article VIII of this Agreement as an adjustment to the Purchase Price for all Tax purposes.
Section 8.5Post-Closing Actions. Prior to the Purchase Price being finalized pursuant to Section 2.7 or to the extent that the amount of Seller’s indemnification obligation pursuant to Section 11.2 reasonably could be expected to increase as a result of any of the following actions, Purchaser will not (a) make, change or rescind any material election of a Transferred Entity relating to Taxes with respect to any Pre-Closing Tax Period, (b) amend any Tax Return for or with respect to a Pre-Closing Tax Period on behalf of the Transferred Entities or with respect to any Transferred Assets, (c) consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or claims for Taxes with respect to a Pre-Closing Tax Period, or (d) confer (orally, in writing or by any other means) with any Governmental Entity with respect to matters relating to a Pre-Closing Tax Period, in each case with respect to any Transferred Entity or the Transferred Assets, in each case, without the prior written consent of Seller. In the event of an audit or administrative or judicial proceeding with respect to any Tax items for which Purchaser is reasonably expected to be indemnified pursuant to Article XI (a “Tax Contest”), if, pursuant to Section 11.5, Seller is not the controlling party of any such Tax Contest, nonetheless, (i) Purchaser shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax items in the Tax Contest, (ii) Seller may reasonably participate in (at its sole cost and expense) the defense of such Tax items, and (iii) Purchaser will not settle such Tax Contest without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed. To the extent the provisions of this Section 8.5 are inconsistent with Section 11.5, this Section 8.5 shall control.
Section 8.6Tax Agreements. All Tax sharing, Tax allocation, Tax indemnity, Tax matters, Tax receivable or similar or analogous agreements involving the Transferred Entities (including any obligation to make a distribution with respect to Taxes pursuant to the operating agreement of the Transferred Entities) and any Person other than a Transferred Entity shall be terminated prior to the Closing Date, such that, after the Closing, neither Purchaser nor any of its Affiliates (including the Transferred Entities), shall be bound thereby or have any liability thereunder.
Article IX

CONDITIONS TO OBLIGATIONS TO CLOSE
Section 9.1Conditions to Obligation of Each Party to Close. The respective obligations of Purchaser and Seller to consummate the Sale shall be subject to the satisfaction or waiver (in writing) at or prior to the Closing of the following conditions (provided, that such waiver shall only be effective as to the obligations of such party):
(a)Governmental Approvals. All Required Approvals shall have been obtained.
(b)No Injunctions. No Governmental Entity in the United States or another jurisdiction shall have issued, enacted, enforced or entered any Law, injunction or Order (whether temporary, preliminary or permanent) that is then in effect and no Action shall have been initiated that would enjoin, restrain, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement (collectively, the “Legal Restraints”).
(c)Pre-Closing Transactions. The Pre-Closing Transactions shall have been consummated.

Section 9.2Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Sale shall be subject to the satisfaction or waiver (in writing) at or prior to the Closing of all of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Ownership; Title), Section 4.1(a) (Organization of the Transferred Entities) and Section 4.2(a) (Capitalization of the Transferred Entities) shall be true and correct as of the Closing Date as if made on and as of the Closing Date in all respects (except that any such representations and warranties that are made as of a specific date shall be true and correct as of such specified date), (ii) the representations and warranties of Seller set forth in Section 4.2(b) and Section 4.2(c) (Capitalization of the Transferred Entities) shall be true and correct as of the Closing Date as if made on and as of the Closing Date in all but de minimis respects (except that any such representations and warranties that are made as of a specific date shall be true and correct in all but de minimis respects as of such specified date), (iii) the representations and warranties of Seller set forth in Section 3.6 (Broker’s Fee), Section 4.1(b) (Organizational), Section 4.11 (Sufficiency of Assets), and Section 4.20 (Broker’s Fee) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct as of such specified date), except, where the failure of such representations and warranties to be true and correct (without giving effect to any limitations or qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.
(b)Covenants and Agreements. The covenants and agreements of Seller required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with by it in all material respects.
(c)Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect or Seller Material Adverse Effect shall have occurred.
(d)Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.
(e)Closing Deliverables. Purchaser shall have received each of the items required to be delivered pursuant to (1) Section 2.3(b)(i)(G), (2) Section 2.3(b)(i)(I), and (3) Section 2.3(b)(i)(J).
(f)Financial Statements. Purchaser shall have received final and complete copies of the historical financial information required to be filed by Purchaser on Form 8-K relating to the Business pursuant to Rule 3-05 of Regulation S-X under the Securities Act, in each case prepared in accordance with GAAP and such audited annual financial statements accompanied by the final certified reports of Seller’s independent public auditors with respect thereto and, in the case of the required interim unaudited financial statements, reviewed by

Seller’s independent public auditors with respect thereto. Seller shall also have provided any financial information and data derived from Seller’s or the Business’s historical books and records reasonably requested by Purchaser in connection with Purchaser’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC (including the requirements of Article 11 of Regulation S-X).
Section 9.3Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Sale shall be subject to the satisfaction or waiver (in writing) at or prior to the Closing of all of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.5 (Broker’s Fee) shall be true and correct as of the Closing Date as if made on and as of the Closing Date in all but de minimis respects (except that any such representations and warranties that are made as of a specific date shall be true and correct as of such specified date) and (ii) and (ii) each of the other representations and warranties of Purchaser set forth in Article V shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations or qualifications as to “materiality,” “Purchaser Material Adverse Effect,” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)Covenants and Agreements. The covenants and agreements of Purchaser required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with by it in all material respects.
(c)Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.
Article X

TERMINATION
Section 10.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Seller and Purchaser;
(b)by either Seller or by Purchaser, if the Closing shall not have been consummated on or before July 24, 2025, subject to this Section 10.1(b) (the “Outside Date”); provided that, if on the Outside Date, (i) all the conditions set forth in Article IX have been satisfied or would be satisfied if the Closing had occurred on the Outside Date (other than any of the conditions set forth in Section 9.2(e)(1) or Section 9.2(f)) and the parties are working in good faith to satisfy the conditions set forth in Section 9.2(e)(1) and Section 9.2(f), as applicable, or (ii) any party hereto has brought any Action on or prior to the Outside Date in accordance with Section 12.3 to enforce specifically the terms and provisions hereof by any other party that is then pending, in each case, the Outside Date shall automatically be extended to August 25, 2025 (the “Extended Outside Date”); provided, further that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before such date;
(c)by either Seller or Purchaser, if any Legal Restraint permanently preventing or prohibiting consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable or there shall exist any Law preventing or prohibiting the consummation of transactions contemplated by this Agreement or that otherwise has the effect of making the consummation of the transactions contemplated by this Agreement illegal;
(d)by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date (or the Extended Outside Date, if the Outside Date has been extended) or (B) if capable of being cured prior to the Outside Date (or the Extended Outside Date, if the Outside Date has been extended), has not been cured prior to the date immediately preceding the Outside Date (or the Extended Outside Date, if the Outside Date has been extended); provided, that Purchaser shall not have the right to terminate the Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b); or
(e)by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date (or the Extended Outside Date, if the Outside Date has been extended) or (B) if capable of being cured prior to the Outside Date (or the Extended Outside Date, if the Outside Date has been extended), has not been cured prior to the date immediately preceding the Outside Date (or the Extended Outside Date, if the Outside Date has been extended); provided, that Seller shall not have the right to terminate the Agreement pursuant to this Section 10.1(e) if Seller is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b).
Section 10.2Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.
Section 10.3Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement; provided that, no termination of this Agreement shall relieve any party from Liability for Willful Breach of its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of Section 6.2 (Confidentiality), Section 6.6 (Public Announcements), Article XII (General Provisions), Section 10.4 (Expense Reimbursement) and this Section 10.3 shall survive any termination of this Agreement.
Section 10.4Expense Reimbursement. In the event that this Agreement is terminated (a) by Purchaser pursuant to Section 10.1(d), (b) by Purchaser or Seller pursuant to Section 10.1(b) and, at the time of such termination, (x) the conditions set forth in Section 9.1(c) have not been satisfied, (y) the conditions set forth in Section 9.2 have not been satisfied or (z)

Purchaser could have terminated this Agreement pursuant to Section 10.1(d), then Seller shall promptly reimburse Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, for any and all reasonable and documented costs, fees and expenses (including costs, fees and expenses of financial advisors, insurers, outside legal counsel, financing sources (including any commitment fees or underwriting fees), amount previously paid to Seller or its Affiliates pursuant to this Agreement, accountants, experts, diligence agents and consultants and other Representatives) actually incurred by Purchaser or its respective Affiliates, or on their behalf, in connection with the authorization, preparation, investigation, negotiation, execution, financing (including any offering of debt or equity securities) or performance of this Agreement or any of the transactions contemplated herein, up to a maximum amount as set forth in Section 10.4 of the Seller Disclosure Schedule (such amount, the “Expense Reimbursement Cap”).
Section 10.5Extension; Waiver. At any time prior to the Closing, either Seller, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other, or conditions for such party’s benefit, contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Article XI

INDEMNIFICATION
Section 11.1Survival. Except for Section 3.7, Section 5.8 and Section 5.9, the representations and warranties set forth in this Agreement or in any certificates or other documents delivered pursuant to this Agreement shall terminate at, and will not survive, the Closing, except in the case of Fraud, such that no claim for breach of any representation or warranty may be brought after the Closing with respect thereto; provided that nothing in this Section 11.1 shall limit Purchaser’s ability to make a claim or recover under the R&W Insurance Policy. The covenants and agreements of Purchaser or Seller contained in this Agreement to the extent contemplating performance prior to the Closing shall survive the Closing until the date that is six (6) months after the Closing Date. Unless otherwise expressly set forth in Article VIII, the covenants and agreements of Seller or Purchaser contained in this Agreement to the extent contemplating performance at or after the Closing shall survive the Closing until they are fully performed in accordance with their respective terms.
Section 11.2Indemnity by Seller. From and after the Closing, and subject to this Article XI, Seller and Parent shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent resulting from (a) the Retained Liabilities or (b) any breach by Seller of any of its covenants or agreements in this Agreement that contemplate performance after the Closing. For the avoidance of doubt, Seller shall have no indemnification obligations to any Person in respect of breaches of the representations and warranties set forth in Article III or Article IV.
Section 11.3Indemnity by Purchaser. From and after the Closing, and subject to this Article XI, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent resulting from (a) the Assumed Liabilities or (b) any breach by Purchaser of any of its covenants or agreements in this Agreement. For the avoidance of doubt, Purchaser shall have no indemnification obligations to any Person in respect of breaches of the representations and warranties set forth in Article V.

Section 11.4Limitation on Indemnity. Purchaser, Parent and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:
(a)The amount of any and all Losses indemnifiable pursuant to Section 11.2 or Section 11.3 shall be determined net of any amounts actually recovered by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any deductible, retention amount and increase to premiums resulting from making any claim thereunder. In any case where an Indemnified Party so recovers, under insurance policies or from any other collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2 or Section 11.3, as applicable, not already taken into account pursuant to this Section 11.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery and any applicable deductible, retention amounts or premium increases), but not in excess of the sum of (A) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter and (B) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties.
(b)Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent (i) that such matter is specifically recorded as a liability on the Final Closing Statement or (ii) such Loss is primarily attributable to any breach by Purchaser of this Agreement. No Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 for any Loss to the extent that such Loss was specifically and expressly taken into account as a Liability in the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount or the Closing Transaction Expense Amount in the Final Purchase Price as finally determined pursuant to Section 2.6.
(c)Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.
(d)Any Losses incurred in respect of the matters (the “Escrow Matters”) listed on Section 11.4(d) of the Seller Disclosure Schedule (the “Escrow Matters Table”) by a Purchaser Indemnitee that Parent and Seller are required to indemnify it for under this Article XI shall be satisfied first from the proceeds of the Indemnity Escrow Fund until the Indemnity Escrow Fund is fully exhausted, and second, once the Indemnity Escrow Fund is fully exhausted, by a claim against Parent or Seller. A Purchaser Indemnitee shall be entitled to recover any Losses incurred by a Purchaser Indemnitee that (x) are subject to indemnification under this Article XI and (y) are not Escrow Matters directly from Seller or Parent or, at is option, from the Indemnity Escrow Funds. With respect to any such Loss that is required or requested by Purchaser to be satisfied from the Indemnity Escrow Fund, Seller and Purchaser shall promptly and in any event within three Business Days jointly instruct the Escrow Agent in writing to release the amount of any such Loss from the Indemnity Escrow Fund; provided, however, that if Seller disputes the existence or amount of any such Loss, upon the issuance of an Order of a court of competent jurisdiction with respect to such dispute, Seller and Purchaser shall promptly and in any event within three Business Days jointly instruct the Escrow Agent in writing to release an amount of such Loss from the Indemnity Escrow Fund necessary to give effect to such Order (if any). With respect to any Escrow Matter, on each date specified in the column with the heading “Release Date” in the Escrow Matters Table, the Seller and the Purchaser shall jointly instruct the Escrow Agent to release an amount to Seller under the column with the heading “Escrow Exposure Amount” opposite such Release Date on the Escrow Matters Table from the Indemnity Escrow Fund, in each case if, and only to the extent, the remaining “Escrow Exposure Amounts” (less any amounts that are then subject to any claims for indemnification that are then unresolved) for all other Escrow Matters identified in the Escrow Matters Table in the aggregate do not exceed the actual amount of funds then in the Indemnity Escrow Fund; provided, that any amounts that are then subject to any claim for indemnification that remains unresolved at such date shall remain in escrow.
Section 11.5Notification of Claims. Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnitees and Seller Indemnitees, respectively:
(a)A Person that is entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that (i) notices for claims must be delivered prior to the expiration of the applicable survival period specified in Section 11.1 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period shall be expressly barred and are hereby waived; provided that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.5 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 11.5 notwithstanding the expiration of the applicable survival period.
(b)Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 11.5 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days following the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel; provided, that the expenses of such counsel shall be at the expense of the Indemnified Party unless (1) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (2) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. Notwithstanding the foregoing in this Section 11.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if (i) the Third Party Claim includes any criminal charges against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith or (vi) such Third Party Claim involves a material customer, supplier or business relationship of Purchaser or its Affiliates and would reasonably be expected to have an adverse impact on the Indemnified Party’s relationship with such customer, supplier or other party or is brought forth by a Governmental Entity.
(c)If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 11.5(b), the Indemnified Party shall be entitled to control such defense, and any costs and expenses associated with such defense (including reasonable attorney’s and accountant’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party; provided that (i) such settlement or judgment does not involve any equitable relief or finding or admission of any violation of Law, criminal liability or admission of any wrongdoing by any Indemnified Party or any of its Affiliates or their respective directors, managers, officers, employees, shareholders, members, agents, or Representatives, (ii) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and (iii) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim in form and substance reasonably acceptable to the Indemnified Party. If the Indemnifying Party is not the controlling party, the Indemnified Party shall have the sole right to settle such Third Party Claim.
Section 11.6Mitigation. Each party shall, and shall cause its applicable Affiliates (including the Transferred Entities) and Representatives to, take commercially reasonable steps to mitigate their respective Losses promptly after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.
Section 11.7Exclusive Remedy. Subject to Section 2.5, Section 2.6, Section 2.7, and Section 12.11, and except with respect to any claim for Fraud, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party against another party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement or allegedly made in connection with this Agreement or the transactions contemplated thereby shall be the applicable indemnification rights set forth in this Article XI; provided that, regardless of anything to the contrary in this Agreement, the sole and exclusive remedy of Purchaser and its Affiliates against Seller (and any of the Seller Related Parties) in respect of any breach any representation and warranty of Article III or Article IV shall be the R&W Insurance Policy and nothing in this Section 11.6 shall limit Purchaser’s ability to make a claim or recover under the R&W Insurance Policy.
Section 11.8Tax Treatment of Payments. Except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law, each of Seller and Purchaser shall (and shall cause its respective Affiliates to) treat any and all payments under this Article XI as an adjustment to the Purchase Price for Tax purposes, it being understood that where such payments relate to a Transferred Entity or a Transferred Asset, such adjustment shall apply to the portion of the Final Purchase Price that is allocated to such Transferred Entity or such Transferred Asset pursuant to Section 2.8.

Article XII

GENERAL PROVISIONS
Section 12.1Interpretation.
(a)For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; (xv) any document or item will be deemed “delivered,” “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is included in the “Project Marlin” electronic data room (the “Data Room”) at least one (1) Business Day prior to the date hereof and (xvi) the word “will” shall be construed to have the same meaning and effect as the word “shall”. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.
(b)Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 12.2Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.
Section 12.3Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.
(c)EACH PARTY TO THIS AGREEMENT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE FINANCING (INCLUDING THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY), THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS OR ARISING OUT OF OR RELATING TO THE FINANCING (INCLUDING THE PERFORMANCE THEREOF) OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS

SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
(d)Notwithstanding anything herein to the contrary, each party, the Seller Related Parties and each of their Representatives (i) agrees that it will not bring or support or permit any action, dispute, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against or involving the Financing Sources in any way relating to this Agreement, the Sale or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.7 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(e)Notwithstanding anything herein to the contrary, the parties and their Representatives agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Sale or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
Section 12.4Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.
Section 12.5No Third-Party Beneficiaries. Except for Section 6.9 (Insurance), Section 6.15 (Release) and Article XI (Indemnification) which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that the Financing Sources shall be express third-party beneficiaries of, and shall be entitled to rely upon, Section 10.3 (Effect of Termination), Section 12.11 (Specific Performance), Section 12.9 (Amendments and Waivers), this Section 12.5, Section 12.3 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 12.8 (Successors and Assigns) and Section 12.14 (Exculpation of Financing Sources).
Section 12.6Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this

Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement.
Section 12.7Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):
(a)If to Seller:
New Fortress Energy
111 W 19th Street
New York, NY 10011
Attention: Kevin Sullivan; Matthew Reinhard
E-mail: Legal@newfortressenergy.com

with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
845 Texas Ave, Suite 4700
Houston, TX 77002
Attention: Mark Brasher
E-mail: mbrasher@velaw.com

and to:
Vinson & Elkins L.L.P.
1114 6th Ave 32nd Floor
New York, NY 10036
Attention: Francisco J. Morales Barron
E-mail: fmorales@velaw.com
(b)If to Purchaser:
Excelerate Energy Limited Partnership
2445 Technology Forest Blvd., Level 6
The Woodlands, Texas 77381
Attention: Chief Commercial Officer
E-mail: notices@excelerateenergy.com

with a copy (which shall not constitute notice) to:
Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Andrew Kaplan; Maxwell Ball
Email: akaplan@gibsondunn.com; mball@gibsondunn.com

Section 12.8Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (a) Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations hereunder and (b) Purchaser may transfer or assign, its rights, interests or obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates (provided, that if as a result of such assignment or transfer there is any increased amount of withholding, transfer, or other similar Tax imposed on Seller (that would not have arisen had such assignment or transfer not been made), Purchaser shall hold Seller harmless for such increase in Tax (provided further, that Seller (and its Affiliates) shall use commercially reasonable efforts to cooperate with Purchaser (and its Affiliates) and any such assignee or transferee to reduce, mitigate, or otherwise eliminate any such withholding, transfer, or other similar Tax)) but it being understood in each case that any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder, (ii) for collateral security purposes to any lender providing financing to Purchaser or its Affiliates or (iii) to any acquiror or purchaser of any material portion of the assets or Equity Interests of the Business or Purchaser or any of its Subsidiaries.
Section 12.9Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the extent any amendment or waiver of Section 10.3 (Effect of Termination), Section 12.11 (Specific Performance), this Section 12.9, Section 12.5 (No Third-Party Beneficiaries), Section 12.3 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 12.8 (Successors and Assigns), Section 12.14 (Exculpation of Financing Sources) or the definition “Financing Sources” (or any amendment or waiver of any other provision of this Agreement that would modify the substance of this Section 12.9, Section 12.5, Section 12.3, Section 12.8, Section 12.14, or the definition of “Financing Sources”) is sought that is in any manner adverse to the rights of the Financing Sources in any respect, the prior written consent of the lenders under the Debt Commitment Letter shall be required before such amendment or waiver is rendered effective.
Section 12.10Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 12.11Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement.
Section 12.12Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Vinson & Elkins L.L.P. (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Seller Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (a) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) also further agree that, as to all communications to or from Seller Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that are entitled to the attorney-client privilege and to the extent relating to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may access, use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Seller Group, on the one hand, and Purchaser or its Affiliates (including the Transferred Entities following the Closing) on the other hand. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Group’s Counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.12. Seller Group’s Counsel is an express intended third party beneficiary of this

Agreement for purposes of this Section 12.12, and may enforce the same. This Section 12.12 will survive the Closing and will remain in effect indefinitely.
Section 12.13Counterparts. This Agreement may be executed in one (1) or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 12.14Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no party or its Representatives (other than, in the case of Purchaser as a party to the Debt Commitment Letters, pursuant to the Debt Commitment Letters) nor any Seller Related Party shall have any rights or claims against any Financing Source, nor shall any Financing Source have any liability or obligation whatsoever to any party or Representative (other than, in the case of Purchaser as a party to the Debt Commitment Letters, pursuant to the Debt Commitment Letters), in connection with this Agreement, the Sale, the Financing or the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source; provided that, following consummation of the Sale, the foregoing will not limit the rights of the parties to the Financing under any definitive documentation related thereto. In addition, notwithstanding anything to the contrary contained herein, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Notwithstanding anything to the contrary contained herein, each of the parties hereto and the Seller Related Parties agree (i) that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York, (ii) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements (including any commitment letters) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court; (iii) that any such Action shall be governed by the applicable Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the applicable Law of another state); (iv) not to bring or support, or permit any Seller Related Party to bring or support, any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Party in any way arising out of or relating to, this Agreement, the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (v) that service of process upon any Seller Related Party in any such Action shall be effective if notice is given in accordance with Section 12.7; (vi) to irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court; (vii) to knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against any Financing Party in any way arising out of or relating to, this Agreement, the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder. Nothing in this Section 12.14 shall amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the rights or remedies of Purchaser provided for in the Debt Commitment Letters, all of which shall remain in full force and effect in accordance with their terms.

Section 12.15Guarantee. Notwithstanding anything to the contrary in this Agreement, in consideration of Purchaser’s execution and delivery of this Agreement and agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, Parent hereby guarantees the prompt payment and performance of all obligations of Seller pursuant to this Agreement or any other Ancillary Agreement (subject to the limitations and conditions, if any, on Seller’s obligations herein) (the “Guaranteed Obligations”). Parent agrees that no waiver or extension, in whole or in part, of the time for performance by Seller of any of the Guaranteed Obligations, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with the Guaranteed Obligations shall affect, impair or discharge, in whole or in part, the liability of Parent hereunder for the full and prompt performance of the payment obligation of Seller with respect to the Guaranteed Obligations (subject to the limitations and conditions, if any, on Seller’s obligations herein). The obligations of Parent under this Section 12.15 are absolute and unconditional, irrespective of any circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of Parent shall be direct and not contingent on the pursuit of remedies against Seller. The guarantee of Parent shall be a continuing guarantee, and the above consents and waivers of Parent shall remain in full force and effect until (a) obligations of the Seller hereunder with respect to the Guaranteed Obligations are discharged and paid in full.
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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
ATLANTIC ENERGY HOLDINGS LLC

By:    /s/Christopher Guinta
Name: Christopher Guinta
Title: Chief Financial Officer

NEW FORTRESS ENERGY INC.

By:    /s/Christopher Guinta
Name: Christopher Guinta
Title: Chief Financial Officer

    Signature Page to
Equity and Asset Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
EXCELERATE ENERGY LIMITED PARTNERSHIP

By:    /s/ Steven Kobos
Name: Steven Kobos
Title: President and Chief Executive Officer

    Signature Page to
Equity and Asset Purchase Agreement

Exhibit A

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
[Attached]

EXHIBIT B
FORM OF TRANSITION SERVICES AGREEMENT
[Attached]

EXHIBIT C
FORM OF ESCROW AGREEMENT
[Attached]